Exhibit 2.1

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GULFPORT ENERGY CORPORATION, et al.,[1]	)	Case No. 20-35562 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
)

order (I) CONFIRMING the Amended joint Chapter 11
plan of Reorganization of GULFPORT ENERGY Corporation
and its Debtor SUBSIDIARIES and (Ii) Granting Related Relief

The Bankruptcy Court2 having:

a.	entered, on February 24, 2021, the Order (I) Approving the Adequacy of the Disclosure Statement, (II) Approving the Solicitation Procedures with Respect to Confirmation of the Debtors’ Proposed Chapter 11 Plan, (III) Approving the Forms of Ballots and Notices in Connection Therewith, (IV) Approving the Rights Offering Procedures and Related Materials, (V) Scheduling Certain Dates with Respect Thereto, and (VI) Granting Related Relief [Docket No. 831] (the “Disclosure Statement Order”), pursuant to which the Bankruptcy Court approved the Disclosure Statement Relating to the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 817] (the “Disclosure Statement”);

b.	set March 29, 2021, at 4:00 p.m. (prevailing Central Time), as the deadline for filing objections to confirmation of the Plan (the “Objection Deadline”);

c.	set April 21, 2021, at 4:00 p.m. (prevailing Central Time), as the deadline for filing objections solely to modifications in the amended Plan (the “Amended Plan Objection Deadline”);

d.	set April 21, 2021, at 11:59 p.m. (prevailing Central Time), as the deadline for voting on the amended Plan (the “Voting Deadline”);

[1]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Gulfport Energy Corporation (1290); Gator Marine, Inc. (1710); Gator Marine Ivanhoe, Inc. (4897); Grizzly Holdings, Inc. (9108); Gulfport Appalachia, LLC (N/A); Gulfport MidCon, LLC (N/A); Gulfport Midstream Holdings, LLC (N/A); Jaguar Resources LLC (N/A); Mule Sky LLC (6808); Puma Resources, Inc. (6507); and Westhawk Minerals LLC (N/A). The location of the Debtors’ service address is: 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

[2]	Capitalized terms used but not otherwise defined herein have the meanings given to them in the Plan (as defined below). The rules of interpretation set forth in Article I.B of the Plan apply to the Confirmation Order.

e.	set April 27, 2021 at 3:30 p.m. (prevailing Central Time), as the date and time for the hearing to consider confirmation of the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and its Debtor Subsidiaries [Docket No. 1171] (as amended, supplemented, or otherwise modified from time to time, the “Plan,” and such hearing to consider confirmation of the Plan, the “Confirmation Hearing”), pursuant to Bankruptcy Rules 3017 and 3018 and sections 1126, 1128, and 1129 of the Bankruptcy Code, as set forth in the Disclosure Statement Order;

f.	reviewed: (i) the Plan; (ii) the Disclosure Statement; (iii) the Notice of Plan Supplement for the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 958] (as amended, including by the Notice of First Amended Plan Supplement for the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1198] and the Notice of Second Amended Plan Supplement for the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1245], the “Plan Supplement”); (iv) the Debtors’ Memorandum of Law in Support of Confirmation of the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries and Omnibus Reply to Objections Thereto [Docket No. 1216] (the “Confirmation Brief”); (v) the Declaration of Mark Rajcevich, Chief Restructuring Officer of Gulfport Energy Corporation, in Support of Confirmation of the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1217] (the “Rajcevich Declaration”); (vi) the Declaration of John Somerhalder II in Support of Confirmation of the Amended Joint Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1210] (the “Somerhalder Declaration”); (vii) the Declaration of Andrew Kidd in Support of Confirmation of the Amended Joint Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1211] (the “Kidd Declaration”); (viii) the Declaration of Jane Sullivan of Epiq Corporate Restructuring, LLC Regarding Voting and Tabulation of Ballots Cast on the Amended Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1218] (the “Voting Declaration” and, together with the Rajcevich Declaration, the Somerhalder Declaration, and the Kidd Declaration, the “Declarations”); (ix) the Notice of Hearing to Consider Confirmation of the Chapter 11 Plan Filed By the Debtors and Related Voting and Objection Deadlines (the “Confirmation Hearing Notice”), the form of which is attached as Exhibit 8 to the Disclosure Statement Order; (x) the Notices of Reset of Confirmation Hearing [Docket Nos. 987, 1076, & 1156]; (xi) the The Wall Street Journal Affidavit [Docket No. 872] and the Houston Chronicle Affidavit of Publication [Docket No. 871] (collectively, the “Publication Affidavits”); (xii) the Affidavit of Service of Solicitation Materials dated March 22, 2021 [Docket No. 957] (the “Solicitation Affidavits” and together with the Publication Affidavits the “Affidavits”); and (xiii) all Filed pleadings, exhibits, statements, and comments regarding approval of the Disclosure Statement and Confirmation, including all objections, statements, and reservations of rights;

g.	held the Confirmation Hearing on April 27, 2021 at 3:30 p.m. (prevailing Central Time);

h.	heard the statements and arguments made by counsel in respect of approval of the Confirmation and having considered the record of these Chapter 11 Cases and taken judicial notice of all papers and pleadings filed in the Chapter 11 Cases; and

i.	considered all oral representations, testimony, documents, filings, and other evidence regarding Confirmation.

NOW, THEREFORE, after due deliberation thereon and good cause appearing therefor, the Bankruptcy Court hereby makes and issues the following findings of fact, and conclusions of law:

FINDINGS OF FACT AND CONCLUSIONS OF LAW

IT IS DETERMINED, FOUND, ADJUDGED, DECREED AND ORDERED THAT:

A. Findings of Fact. The findings of fact and conclusions of law set forth herein, in the Plan, including specifically in Article IX of the Plan, and in the record of the Confirmation Hearing, constitute the Bankruptcy Court’s findings of fact and conclusions of law under Rule 52 of the Federal Rules of Civil Procedure, as made applicable herein by Bankruptcy Rules 7052 and 9014. All findings of fact and conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing in relation to Confirmation, including any rulings made on the record at the Confirmation Hearing, are hereby incorporated in this Confirmation Order. To the extent any of the following constitutes findings of fact or conclusions of law, they are adopted as such. To the extent any finding of fact or conclusion of law set forth in this Confirmation Order (including any findings of fact or conclusions of law announced by the Bankruptcy Court at the Confirmation Hearing and incorporated herein) constitutes an order of this Bankruptcy Court, it is adopted as such.

B. Jurisdiction, Venue, and Core Proceeding. The Bankruptcy Court has jurisdiction over these Chapter 11 Cases pursuant to section 1334 of title 28 of the United States Code. The Bankruptcy Court has exclusive jurisdiction to determine whether the Plan complies with the applicable provisions of the Bankruptcy Code and should be confirmed. Venue is proper in this district pursuant to sections 1408 and 1409 of title 28 of the United States Code. Confirmation of the Plan is a core proceeding within the meaning of section 157(b)(2) of title 28 of the United States Code.

C. Ballots. The Classes entitled to vote on the Plan (collectively, the “Voting Classes”) are set forth below:

Class	Designation
3	RBL Claims
4A	General Unsecured Claims against Gulfport Parent
4B	General Unsecured Claims against Gulfport Subsidiaries
5A	Notes Claims against Gulfport Parent
5B	Notes Claims against Gulfport Subsidiaries

As set forth and approved in the Disclosure Statement Order, the Ballots the Debtors used to solicit votes to accept or reject the Plan from holders in the Voting Classes adequately addressed the particular needs of these Chapter 11 Cases and were appropriate for holders in the Voting Classes to vote to accept or reject the Plan.3

D. Notice. As evidenced by the Affidavits and the Voting Declaration, all parties required to be given notice of the Confirmation Hearing (including the deadline for filing and serving objections to Confirmation of the Plan) have been given due, proper, adequate, timely, and sufficient notice of the Confirmation Hearing in accordance with the Disclosure Statement Order and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, and all other applicable non-bankruptcy rules, laws, and regulations, and such parties have had an opportunity to appear and be heard with respect thereto.

[3]	Members of Class 4C were entitled to vote to accept or reject the Plan as members of Classes 4A or 4B.

E. Solicitation. As described in and evidenced by the Affidavits and the Voting Declaration, transmittal and service of the Solicitation Materials (collectively, the “Solicitation”) were timely, adequate, appropriate, and sufficient under the circumstances. The Solicitation (i) was conducted in good faith and (ii) complied with the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations applicable to the Solicitation.

F. Vote Tabulation. As set forth in the Plan and Disclosure Statement, Holders of Claims and Interests in Class 3 (RBL Claims), Class 4A (General Unsecured Claims against Gulfport Parent), Class 4B (General Unsecured Claims against Gulfport Subsidiaries), Class 5A (Notes Claims against Gulfport Parent), and Class 5B (Notes Claims against Gulfport Subsidiaries) were eligible to vote to accept or reject the Plan in accordance with the Solicitation Procedures. Holders of Claims and Interests in Class 1 (Other Secured Claims) and Class 2 (Other Priority Claims) are Unimpaired and conclusively presumed to accept the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Claims and Interests in Class 8 (Existing Interests in Gulfport Parent) and Class 9 (Section 510(b) Claims) are Impaired, are entitled to no recovery under the Plan, and are deemed to have rejected the Plan and, therefore, are not entitled to vote to accept or reject the Plan. Holders of Intercompany Claims in Class 6 of the Plan and Holders of Intercompany Interests in Class 7 of the Plan are Unimpaired and conclusively presumed to have accepted the Plan or are Impaired and deemed to reject the Plan, and, in either event, are not entitled to vote to accept or reject the Plan.4

G. As described in the Voting Declaration, the Holders of Claims and Interests in Classes 3, 4B, 5A, and 5B have voted to accept the Plan, in the numbers and amounts required by section 1126 of the Bankruptcy Code, with the exception of Class 4B at Debtor Gulfport MidCon, LLC. Class 4B at Debtor Gulfport MidCon, LLC and Class 4A (the “Rejecting Classes”) voted to reject the Plan. Thus, the Debtors seek Confirmation, solely with respect to the Rejecting Classes, under section 1129(b) of the Bankruptcy Code, rather than section 1129(a)(8) of the Bankruptcy Code.

H. All procedures used to tabulate the Ballots were fair, reasonable, and conducted in accordance with the applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Bankruptcy Local Rules, the Disclosure Statement Order, and all other applicable non-bankruptcy rules, laws, and regulations.

I. Service of Opt-Out Form. The process described in the Voting Declaration and the Solicitation Affidavit that the Debtors and the Solicitation Agent followed to identify the relevant parties on which to serve the applicable Ballot or notice containing an opportunity to opt out of the Third-Party Releases (as defined herein) (each an “Opt-Out Form”) and to distribute the Opt-Out Forms (i) is consistent with the industry standard for the identification and dissemination of such materials on holders of public securities, and (ii) was reasonably calculated to ensure that each of Holder of Claims or Interests in all voting and non-voting Classes was informed of its ability to opt out of the Third-Party Releases and the consequences for failing to timely do so. For the avoidance of doubt, any party that elected in the Opt-Out Form to opt out of the Third-Party Releases prior to any deadline to submit a Ballot, whether under any original or extended deadline, shall be neither a Released Party nor a Releasing Party under the Plan.

[4]	As noted above, Class 4C (Convenience Claims) were entitled to vote to accept or reject the Plan as members of Classes 4A or 4B.

J. Modifications to Plan. Pursuant to section 1127 of the Bankruptcy Code, the modifications to the Plan made after solicitation of the Plan or in this Confirmation Order (including those modifications announced on the record of the Confirmation Hearing) constitute technical or clarifying changes, changes with respect to particular Claims by agreement with holders of such Claims, or modifications that do not otherwise materially and adversely affect or change the treatment of any other Claim under the Plan. Notice of these modifications was adequate and appropriate under the facts and circumstances of the Chapter 11 Cases. In accordance with Bankruptcy Rule 3019, these modifications do not require additional disclosure under section 1125 of the Bankruptcy Code or the resolicitation of votes under section 1126 of the Bankruptcy Code, and they do not require that Holders of Claims or Interests be afforded any further opportunity to change previously cast acceptances or rejections of the Plan. Accordingly, the Plan is properly before this Court and all votes cast with respect to the Plan prior to such modification shall be binding and shall apply with respect to the Plan.

K. Settlement of Claims and Interests. Article IV.A of the Plan describes certain settlements entered into by and among the Debtors, including without limitation the distributions to Classes 4A, 4B, 4C, 5A, and 5B. Pursuant to Bankruptcy Rule 9019 and section 363 of the Bankruptcy Code and in consideration for the distributions and other benefits provided under the Plan, any and all compromise and settlement provisions of the Plan constitute good-faith compromises, are in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests, and are fair, equitable, and reasonable. The settlements and compromises pursuant to and in connection with the Plan are substantively fair based on the following factors, as applicable: (a) the balance between the litigation’s possibility of success and the settlement’s future benefits; (b) the likelihood of complex and protracted litigation and risk and difficulty of collecting on the judgment; (c) the proportion of creditors and parties in interest that support the settlement; (d) the competency of counsel reviewing the settlement; (e) the nature and breadth of releases to be obtained by officers and directors; and (f) the extent to which the settlement is the product of arm’s-length bargaining.

L. Releases, Exculpation, Injunction, and Preservation of Claims and Causes of Action. Article VIII.C of the Plan describes certain releases granted by the Debtors, the Reorganized Debtors, and the Estates (the “Debtor Releases”). Such releases are a necessary and integral element of the Plan, and are fair, reasonable, and in the best interests of the Debtors, the Estates, and Holders of Claims and Interests. Such releases include a release of any and all Avoidance Actions against Holders of General Unsecured Claims on the Effective Date. The Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims released by Article VIII.C of the Plan; (c) given, and made, after due notice and opportunity for hearing; (d) appropriately tailored under the facts and circumstances of the Chapter 11 Cases; and (e) a bar to any of the Debtors, the Reorganized Debtors and the Estates asserting any Claim or Cause of Action released by the Debtor Releases.

M. Article VIII.D of the Plan describes certain releases (the “Third-Party Releases”) granted by the Releasing Parties of the Released Parties which include: (a) the Debtors; (b) the Reorganized Debtors; (c) any official committees appointed in the Chapter 11 Cases and each of their members, including the Committee and its members; (d) the Unsecured Claims Distribution Trustee; (e) the Ad Hoc Noteholder Group and each of its members; (f) the Consenting Stakeholders; (g) the Agents; (h) the Notes Trustee; (i) the RBL Lenders; (j) the DIP Lenders; (k) the Exit Facility Secured Parties; (l) the L/C Issuing Banks; (m) the Lender Swap Counterparties; (n) the Backstop Commitment Parties; (o) all Rights Offering Participants; (p) all Releasing Parties and the parties related to any of the foregoing as more fully set forth in Article I.A.164 of the Plan.

N. The Third-Party Releases are consensual with respect to the Releasing Parties and such parties were provided notice of the Chapter 11 Cases, the Plan, and the deadline to object to Confirmation of the Plan, received the Confirmation Hearing Notice, and were properly informed that the Holders of Claims against or Interests in the Debtors that did not (a) check the “opt-out” box on the applicable Ballot or Opt-Out Form attached to the applicable (i) Notice of Non-Voting Status to Holders of Unimpaired Claims Conclusively Presumed to Accept the Plan (the “Presumed to Accept Notice”), (ii) Notice of Non-Voting Status to Holders of Impaired Claims and Interests Conclusively Presumed to Reject the Plan (the “Deemed to Reject Notice”), or (iii) Notice of Non-Voting Status With Respect to Disputed Claims (the “Disputed Claims Notice”), returned in advance of the Voting Deadline (as extended from time to time), or (b) object to their inclusion as a Releasing Party on or before the Objection Deadline would be deemed to have consented to the release of all Claims and Causes of Action against the Debtors and the Released Parties as set forth in Article VIII.D of the Plan. The Confirmation Hearing Notice was additionally published in The Wall Street Journal (National Edition) and the Houston Chronicle on March 3, 2021. The release provisions of the Plan are conspicuous, emphasized with boldface type in the Plan, the Disclosure Statement, the Ballots, the Confirmation Hearing Notice, the Presumed to Accept Notice, the Deemed to Reject Notice, and the Disputed Claims Notice. The inclusion of the parties to the Restructuring Support Agreement in the Third-Party Releases was a material inducement for their participation, negotiation, and ultimate resolution of Claims through the Restructuring Support Agreement.

O. The Third-Party Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good-faith settlement and compromise of the Claims and Causes of Action released by the Third-Party Releases; (c) materially beneficial to, and in the best interests of, the Debtors, their Estates, and their stakeholders, and important to the overall objectives of the Plan to finally resolve certain Claims among or against certain parties in interest in these Chapter 11 Cases; (d) fair, equitable, and reasonable; (e) given and made after due notice and opportunity for hearing; (f) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released by the Third-Party Release against any of the Released Parties; and (g) consistent with sections 105, 524, 1123, 1129, and 1141 and other applicable provisions of the Bankruptcy Code.

P. The exculpation, described in Article VIII.E of the Plan (the “Exculpation”), is appropriate under applicable law because it was proposed in good faith, was formulated following extensive good faith, arm’s-length negotiations with key constituents, and is appropriately limited in scope. Without limiting anything in the Exculpation, each Exculpated Party has participated in good faith in these Chapter 11 Cases and is appropriately released and exculpated from any obligation, Cause of Action, or liability for any act taken or omitted to be taken in connection with, or arising from or relating in any way to, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the Plan, the Plan Supplement, the Exit Facility Documentation, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement. The Exculpated Parties relied upon the Exculpation as a material inducement to engage in prepetition and postpetition negotiations with the Debtors that culminated in the Plan and the settlements and compromises therein that maximize value for the Debtors’ Estates and stakeholders.

Q. The injunction provisions set forth in Article VIII.F of the Plan are necessary to implement, preserve, and enforce the Debtors’ discharge, the Debtor Releases, the Third-Party Releases, and the Exculpation, and are narrowly tailored to achieve these purposes.

R. Article IV.R of the Plan provides that the Reorganized Debtors will retain, and may assert, all rights to commence and pursue, as appropriate, any and all Causes of Action except for Causes of Action that have been expressly waived, relinquished, exculpated, released, compromised, or settled by the Plan, whether arising before or after the Petition Date in accordance with section 1123(b)(3)(B) of the Bankruptcy Code. The provisions regarding the preservation of Causes of Action in the Plan are appropriate, fair, equitable, and reasonable, and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

S. The release and discharge of all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates described in Article VIII.B of the Plan (the “Lien Release”), except as otherwise expressly provided in the Plan, this Confirmation Order, and the Exit Facility Documentation, is necessary to implement the Plan. The provisions of the Lien Release are appropriate, fair, equitable, and reasonable and are in the best interests of the Debtors, the Estates, and Holders of Claims and Interests.

T. Intercompany Settlement. The Plan (as expressly modified by this Confirmation Order) incorporates a settlement (the “Intercompany Settlement”), of numerous claims and Causes of Action, issues, and disputes designed to achieve a beneficial and efficient resolution of the Chapter 11 Cases for all parties in interest. The Plan and the distributions contemplated thereby constitute a global settlement of any and all Intercompany Claims and causes of action by and between any of the Debtors that may exist as of the Effective Date, and any and all Intercompany Claims will be cancelled on the Effective Date in exchange for the distributions contemplated by the Plan to Holders of Claims against and Interests in the respective Debtor entities. Accordingly, in consideration for the distributions and other benefits provided under the Plan, this Confirmation Order shall constitute the Bankruptcy Court’s approval of the Intercompany Settlement as well as a finding by the Bankruptcy Court that such Settlement is in the best interests of the Debtors, their Estates, and the Holders of Claims and Interests and is fair, equitable, and reasonable.

U. Based upon the representations and arguments of counsel to the Debtors and all other testimony either actually given or proffered and other evidence introduced at the Confirmation Hearing and the full record of the Chapter 11 Cases, this Confirmation Order constitutes the Bankruptcy Court’s approval of the Intercompany Settlement incorporated in the Plan and this Confirmation Order, because, among other things: (a) the Intercompany Settlement reflects a reasonable balance between the possible success of litigation with respect to each of the settled claims and disputes, on the one hand, and the benefits of fully and finally resolving such claims and disputes and allowing the Debtors to expeditiously exit chapter 11, on the other hand; (b) absent the Intercompany Settlement, there is a likelihood of complex and protracted litigation involving, among other things, the Intercompany Settlement, with the attendant expense, inconvenience, and delay that have a possibility to derail the Debtors’ reorganization efforts; (c) each of the parties supporting the Intercompany Settlement, including the Debtors and the Consenting Stakeholders, are represented by counsel that is recognized as being knowledgeable, competent, and experienced; (d) the Intercompany Settlement is the product of arm’s-length bargaining and good faith negotiations between sophisticated parties; and (e) the Intercompany Settlement is fair, equitable, and reasonable and in the best interests of the Debtors, Reorganized Debtors, their respective Estates and property, creditors, and other parties in interest, will maximize the value of the Estates by preserving and protecting the ability of the Reorganized Debtors to continue operating outside of bankruptcy protection and in the ordinary course of business, and is essential to the successful implementation of the Plan. Based on the foregoing, the Intercompany Settlement satisfies the requirements of applicable Fifth Circuit law for approval of settlements and compromises pursuant to Bankruptcy Rule 9019.

V. Energy Transfer/TC Energy Agreements. Pursuant to Article IX.A.7 of the Plan, it is a condition precedent to the Effective Date of the Plan that the Debtors shall have renegotiated and/or rejected their Executory Contracts or Unexpired Leases in a manner acceptable to the Required Consenting Stakeholders, including with respect to the Executory Contracts or Unexpired Leases with Rover and TC Energy (each as defined below), unless waived in accordance with Article IX.B of the Plan. On November 15, 2020, in accordance with section 365(d)(2) of the Bankruptcy Code, the Debtors filed the Rover/TC Energy Motions to Reject (as defined below). On March 31, 2021, the District Court (as defined below) ordered withdrawal of the reference (“Withdrawal of Reference”) to the Bankruptcy Court. The provisions in this Confirmation Order are appropriately tailored to accommodate the Withdrawal of Reference and the District Court Action (as defined below) and the Bankruptcy Court retains jurisdiction over any dispute arising in respect of the related provisions of this Confirmation Order.

W. Valuation. The evidence with respect to the valuation analysis of the Debtors introduced at the Confirmation Hearing and in the Declarations provides the basis for and supports the distributions and recoveries to Holders of Claims and Interests under the Plan, is reasonable, persuasive and credible, and uses reasonable and appropriate methodologies and assumptions. Given such enterprise value of the Debtors, pursuant to the applicable provisions of the Bankruptcy Code and Bankruptcy Rules, the Plan’s treatment of Existing Interests and Section 510(b) Claims is appropriate and reasonable.

X. Good Faith. The Debtors have proposed the Plan in good faith and not by any means forbidden by law. In so determining based on the evidence presented to this Court, including the Declarations, the Plan, the Disclosure Statement and the other motions and pleadings filed and the testimony elicited at the Confirmation Hearing, the Bankruptcy Court has examined the totality of the circumstances surrounding the filing of these Chapter 11 Cases, the Plan itself, the Restructuring Support Agreement, the process leading to Confirmation, and the transactions to be implemented pursuant thereto. These Chapter 11 Cases were filed, and the Plan was proposed, with the legitimate purpose of allowing the Debtors to reorganize and emerge from bankruptcy with a capital and organizational structure that will allow them to conduct their businesses and satisfy their obligations with sufficient liquidity and capital resources. The Plan is the product of good faith, arm’s-length negotiations by and among the Debtors, the parties to the Restructuring Support Agreement, and the Creditors’ Committee, among others.

Y. Satisfaction of Confirmation. Based on the foregoing and the findings contained in Article IX of the Plan, the Debtors, as proponents of the Plan, have met their burden of proving by a preponderance of the evidence, which is the applicable evidentiary standard for Confirmation, that the Plan satisfies all applicable elements of sections 1129(a) and 1129(b) of the Bankruptcy Code required for Confirmation.

ORDER

IT IS HEREBY ORDERED THAT:

A.	Confirmation of the Plan.

1. The Plan is confirmed pursuant to section 1129 of the Bankruptcy Code.

2. Any and all objections to the Plan that have not been withdrawn or resolved on the merits as of the entry of this Confirmation Order are hereby overruled in their entirety on the merits.

3. The documents contained in the Plan Supplement, the Backstop Commitment Agreement, and the Exit Facility Documentation are integral to the Plan, in the best interests of the Debtors, their Estates, and the Holders of Claims and Interests, and are approved by the Bankruptcy Court, and the Debtors and the Reorganized Debtors (as applicable) are authorized to take all actions required under the Plan, the Plan Supplement, the Backstop Commitment Agreement, and the Exit Facility Documentation to effectuate the Plan, the Plan Supplement, the Exit Facility Documentation, and the Restructuring Transactions, including, for the avoidance of doubt, entry into the Exit Facility and the issuance of any new equity interests as contemplated by the Plan.

4. The terms of the Plan, the Plan Supplement, the Backstop Commitment Agreement, and the Exit Facility Documentation are incorporated herein by reference and are an integral part of this Confirmation Order. The terms of the Plan, the Plan Supplement, the Backstop Commitment Agreement, the Exit Facility Documentation, and all other relevant and necessary documents shall be effective and binding as of the Effective Date on all parties in interest, including the Debtors, the Reorganized Debtors, and all Holders of Claims and Interests. The failure to specifically include or refer to any particular article, section, or provision of the Plan, the Plan Supplement, the Backstop Commitment Agreement, the Exit Facility Documentation, or any related document in this Confirmation Order does not diminish or impair the effectiveness or enforceability of such article, section, or provision.

5. The compromises and settlements set forth in the Plan and Confirmation Order are approved, and will be effective immediately and binding on all parties in interest on the Effective Date.

6. The Debtors shall cause to be served a notice of the entry of this Confirmation Order and occurrence of the Effective Date, substantially in form attached hereto as Exhibit B (the “Confirmation Notice”), upon (a) all parties listed in the creditor matrix maintained by the Solicitation Agent and (b) such additional persons and entities as deemed appropriate by the Debtors, no later than five business days after the Effective Date. The Debtors shall cause the Confirmation Notice to be published in The Wall Street Journal (National Edition) and the Houston Chronicle within seven business days after the Effective Date.

7. The Convenience Claim Opt-In Form, substantially in the forms attached hereto as Exhibit C-1 and Exhibit C-2, as applicable, is hereby approved. The Debtors shall cause the Convenience Claim Opt-In Form to be served on or as soon as reasonably practicable after the Effective Date upon Holders of General Unsecured Claims who hold unliquidated General Unsecured Claims or General Unsecured Claims in excess of the Convenience Claim Threshold, by which such Holders may irrevocably elect to have their General Unsecured Claims irrevocably reduced to the amount of the Convenience Claim Threshold and treated as Convenience Claims for the purposes of the Plan, in full and final satisfaction of such Claims, and such parties shall return an executed Convenience Claim Opt-In Form by at 11:59 p.m. (prevailing Central Time) on the date that is 90 days after the Effective Date. With respect to Holders of Class 4A and Class 4B General Unsecured Claims with Allowed Claims in excess of the Convenience Claim Threshold, if such Holder does not both have an Allowed General Unsecured Claim against Gulfport Subsidiaries or Gulfport Parent, as applicable, and submit an executed copy of the Convenience Claim Opt-In Form within 90 days of the Effective Date, such Holder will not be treated as a Holder of a Class 4C Convenience Claim and instead will be treated under the Plan as a Holder of a Class 4A General Unsecured Claim against Gulfport Parent or Class 4B General Unsecured Claim against Gulfport Subsidiaries, as applicable.

B.	Settlement of Claims and Interests.

8. The following settlement by the Debtors in Article IV.A of the Plan is approved:

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims, Interests, Causes of Action, and controversies released, settled, compromised, discharged, satisfied, or otherwise resolved pursuant to the Plan, including (1) any challenge to the amount, validity, enforceability, priority, or extent of the Notes Claims, (2) any Claim to avoid, subordinate, or disallow any Notes Claim whether under any provision of chapter 5 of the Bankruptcy Code, on any equitable theory (including equitable subordination, equitable disallowance, or unjust enrichment) or otherwise, and (3) any disputes concerning in any way the validity, effectiveness, or priority of the Intercompany Claims. The Plan shall be deemed a motion to approve the good faith compromise and settlement of all such Claims, Interests, Causes of Action, and controversies pursuant to Bankruptcy Rule 9019, and the entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such compromise and settlement under section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, as well as a finding by the Bankruptcy Court that such settlement and compromise is fair, equitable, reasonable and in the best interests of the Debtors, their Estates, and Holders of Claims and Interests. Subject to Article VI of the Plan, all distributions made to Holders of Allowed Claims and Allowed Interests (as applicable) in any Class are intended to be and shall be final.

Certain Claims and Causes of Action may exist between one or more of the Debtors and one or more of its Affiliates, which Claims and Causes of Action have been settled, and such settlement is reflected in the treatment of the Intercompany Claims and the Claims against and Interests in each Debtor entity. The Plan shall be deemed a motion to approve the good faith compromise and settlement of such Claims and Causes of Action pursuant to Bankruptcy Rule 9019.

C.	Releases by the Debtors.

9. The following release by the Debtors in Article VIII.C of the Plan is approved:

Notwithstanding anything contained in the Plan to the contrary, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, on and after the Effective Date, each Released Party is deemed released and discharged by the Debtors, the Reorganized Debtors, and their Estates from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted by or on behalf of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates (as applicable) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against or Interest in a Debtor or other Entity, or that any Holder of any Claim against or Interest in a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to or in any manner arising from in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases and any related adversary proceedings, the matters raised in the Committee Standing Motion, the matters settled pursuant to the Intercompany Settlement, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions; (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan; or (iii) any matters retained by the Debtors pursuant to the Schedule of Retained Causes of Action.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor release, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute the Bankruptcy Court’s finding that the Debtor release is: (a) in exchange for the good and valuable consideration provided by the Released Parties; (b) a good faith settlement and compromise of the claims or Causes of Action released by the Debtor release; (c) in the best interests of the Debtors, the Estates, and all Holders of Claims and Interests; (d) fair, equitable and reasonable; (e) given and made after reasonable investigation by the Debtors and after notice and opportunity for hearing; and (f) a bar to any of the Debtors, the Reorganized Debtors, or the Estates asserting any claim or Cause of Action released by the Debtor release against any of the Released Parties.

D.	Releases by Holders of Claims and Interests.

10. The following release by Holders of Claims and Interests in Article VIII.D of the Plan is approved:

Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, each Releasing Party is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all claims and Causes of Action, whether known or unknown, including any derivative claims, asserted on behalf of the Debtors, the Reorganized Debtors, or their Estates (as applicable) that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), any Securities issued by the Debtors and the ownership thereof, the Debtors’ in or out of court restructuring efforts, any Avoidance Actions (but excluding Avoidance Actions brought as counterclaims or defenses to Claims asserted against the Debtors), the RBL Facility, any intercompany transactions, the Chapter 11 Cases, and any related adversary proceedings, the matters raised in the Committee Standing Motion, the matters settled pursuant to the Intercompany Settlement, the formulation, preparation, dissemination, solicitation, negotiation, entry into, or filing of the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Plan, the Plan Supplement, the Exit Facility, or any Restructuring Transaction, contract, instrument, release, or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Restructuring Support Agreement, the Disclosure Statement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date.

Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release: (i) any post-Effective Date obligations of any party or Entity under the Plan, the Confirmation Order, any Restructuring Transaction, any Definitive Document, or any other document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or the Restructuring Transactions, including the Exit RBL/Term Loan A Facility Documentation and the Exit Term Loan B Facility Documentation; and (ii) the rights of any Holder of Allowed Claims to receive distributions under the Plan. For the avoidance of doubt, nothing in this Plan shall be deemed to be, or construed as, a release, waiver, discharge, or other limitation or modification of any of the RBL/DIP Preserved Rights.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the third-party release, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the third-party release is: (a) consensual; (b) essential to the Confirmation; (c) given in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the restructuring and implementing the Plan; (d) a good faith settlement and compromise of the claims or Causes of Action released by the third-party release; (e) in the best interests of the Debtors and their Estates; (f) fair, equitable, and reasonable; (g) given and made after due notice and opportunity for hearing; and (h) a bar to any of the Releasing Parties asserting any claim or Cause of Action released pursuant to the third-party release.

E.	Release of Avoidance Actions Against Holders of General Unsecured Claims.

11. Notwithstanding anything to the contrary herein, on the Effective Date, the Debtors, on behalf of themselves and their Estates, shall release any and all Avoidance Actions against Holders of General Unsecured Claims.

F.	Exculpation.

12. The following exculpation of the Exculpated Parties in Article VIII.E of the Plan is approved:

Except as otherwise specifically provided in the Plan or the Confirmation Order, no Exculpated Party shall have or incur liability for, and each Exculpated Party shall be released and exculpated from any claims and Cause of Action for any claim related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, filing, or termination of the Restructuring Support Agreement and related prepetition transactions (including the RBL Credit Agreement, the Notes Indentures or the Notes), the Disclosure Statement, the Plan, the DIP Facility, the Exit Facility Documentation, the Plan Supplement, or any Restructuring Transaction, contract, instrument, release or other agreement or document (including any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Released Party on the Plan or the Confirmation Order in lieu of such legal opinion) created or entered into in connection with the Disclosure Statement, the Restructuring Support Agreement, the DIP Facility, the Exit Facility, the Rights Offering, the Backstop Commitment Agreement, the Plan, or the Plan Supplement, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date, except for claims related to any act or omission that is determined in a Final Order by a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

The Exculpated Parties have, and upon Confirmation shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

G.	Injunction.

13. The following injunction in Article VIII.F of the Plan is approved:

Except as otherwise expressly provided in the Plan or the Confirmation Order or for obligations or distributions issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold the Released Claims are permanently enjoined from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (1) commencing or continuing in any manner any action, suit, or other proceeding of any kind on account of or in connection with or with respect to any Released Claims; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any Released Claims; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such Entities or the Estates of such Entities on account of or in connection with or with respect to any Released Claims; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property or the Estates of such Entities on account of or in connection with or with respect to any Released Claims unless such Entity has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Entity asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and (5) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Released Claims released or settled pursuant to the Plan.

Upon entry of the Confirmation Order, all Holders of Claims and Interests and their respective current and former employees, agents, officers, directors, managers, principals, and direct and indirect Affiliates, in their capacities as such, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan. Each Holder of an Allowed Claim or Allowed Interest, as applicable, by accepting, or being eligible to accept, distributions under or Reinstatement of such Claim or Interest, as applicable, pursuant to the Plan, shall be deemed to have consented to the injunction provisions set forth in Article VIII.F of the Plan.

The injunction provisions set forth in Article VIII.F of the Plan shall apply to the Stingray Litigation until (i) six months following the Effective Date or (ii) such earlier time as agreed to by the Unsecured Claims Distribution Trustee or the Committee, as applicable; provided that the preceding sentence shall not prevent the Reorganized Debtors from taking necessary actions to assert counterclaims or defenses in the Stingray Litigation.

H.	Intercompany Settlement.

14. Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, in consideration for the classification, distributions, releases, and other benefits provided under the Plan, and upon this Court’s finding that the Intercompany Settlement is fair, equitable, reasonable, and in the best interests of the Debtors and their Estates, the Intercompany Settlement is hereby approved.

I.	Withdrawal of the Committee’s Standing Motion.

15. The Motion of the Official Committee of Unsecured Creditors for (I) Leave, Standing, and Authority to Commence and Prosecute Certain Claims and Causes of Action on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 903] (the “Standing Motion”) shall be withdrawn with prejudice upon the Effective Date.

J.	Unsecured Claims Distribution Trust.

16. As set forth in Article VIII.J of the Plan, on or before the Effective Date, the Debtors shall create the Unsecured Claims Distribution Trust, and shall execute the Unsecured Claims Distribution Trust Agreement. On the Effective Date, the following assets shall be transferred by the Debtors or the Reorganized Debtors to, and shall vest in, the Unsecured Claims Distribution Trust: (i) the Mammoth Shares; (ii) the Gulfport Parent Equity Pool; (iii) the Gulfport Parent Cash Pool; and (iv) the Convenience Claims Distribution Pool. Each such transfer shall be exempt from any stamp, real estate transfer, mortgage reporting, sales, use or other similar tax, and shall be free and clear of any liens, claims and encumbrances, and no other entity, including the Debtors or Reorganized Debtors, shall have any interest, legal, beneficial, or otherwise, in the Unsecured Claims Distribution Trust or the Unsecured Claims Distribution Trust assets upon their assignment and transfer to the Unsecured Claims Distribution Trust (other than as provided herein or in the Unsecured Claims Distribution Trust Agreement). To the extent that any Unsecured Claims Distribution Trust assets cannot be transferred to the Unsecured Claims Distribution Trust because of a restriction on transferability under applicable non-bankruptcy law that is not superseded or preempted by section 1123 of the Bankruptcy Code or any other provision of the Bankruptcy Code, such Unsecured Claims Distribution Trust assets shall be deemed to have been retained by the Reorganized Debtors on behalf of the Unsecured Claims Distribution Trust and the Unsecured Claims Distribution Trust shall be deemed to have been designated as a representative of the Reorganized Debtors pursuant to section 1123(b)(3)(B) of the Bankruptcy Code to enforce and pursue such Unsecured Claims Distribution Trust assets on behalf of the Reorganized Debtors for the benefit of the beneficiaries of the Unsecured Claims Distribution Trust, until the such transfer restrictions are removed or the Reorganized Debtors receive or become entitled to receive net proceeds of such Unsecured Claims Distribution Trust assets that can be distributed.

17. Pursuant to Article VIII.J of the Plan, on the Effective Date the Reorganized Debtors shall deliver to the Unsecured Claims Distribution Trust one million dollars ($1,000,000) (the “Effective Date Payment”) that may be used by the Unsecured Claims Distribution Trustee to pay (without need for Bankruptcy Court approval) the Unsecured Claims Distribution Trust’s administrative costs and expenses; provided that (i) the Disbursing Agent’s costs and expenses shall not be deemed an administrative cost of the Unsecured Claims Distribution Trust and shall be the responsibility of, and paid by, the Debtors and/or the Reorganized Debtors and (ii) the Effective Date Payment shall not be reduced or adjusted as a result of the Debtors’ and/or Reorganized Debtors’ obligation to pay such Disbursing Agent’s costs and expenses. Upon the reasonable request of the Reorganized Debtors from time to time, the Unsecured Claims Distribution Trustee shall deliver to the Reorganized Debtors a report setting forth in reasonable detail the administrative costs of the Unsecured Claims Distribution Trust that have been satisfied and paid with the proceeds of the Effective Date Payment. If any portion of the Effective Date Payment remains after the complete administration of the Unsecured Claims Distribution Trust, such excess amounts will be returned to the Reorganized Debtors promptly following the complete administration of the Unsecured Claims Distribution Trust. From and after the date that 100% of the Effective Date Payment has been used to satisfy and pay the administrative costs and expenses of the Unsecured Claims Distribution Trust, the Unsecured Claims Distribution Trustee shall be authorized to use the Unsecured Claims Distribution Trust’s assets to pay (without need for Bankruptcy Court approval) such costs and expenses of the Trust.

K.	Mammoth Shares.

18. The Debtors will transfer the Mammoth Shares to the Unsecured Claims Distribution Trust on the terms set forth herein and in Article VIII.J of the Plan. For the avoidance of doubt, such transfer shall be free and clear of any restrictions or provisions of the Mammoth Investor Rights Agreement, and, following the Effective Date, the holders of the Mammoth Shares shall not be bound by any restrictions, or subject to any obligations, contained therein.

19. Prior to the Effective Date, the Committee may direct the Debtors to take actions (or refrain from taking actions) with respect to the Mammoth Shares, and the Debtors shall not liquidate the Mammoth Shares absent Committee consent; provided, however, that any actions taken with respect to the Mammoth Shares prior to the Effective Date shall be subject in all respects to the DIP Orders and the DIP Credit Agreement; provided, further, that this provision shall not limit any action of the DIP Agent, the DIP Lenders, or the Debtors (taken with consent of the DIP Agent) after an Event of Default (as defined in the DIP Credit Agreement) under the DIP Credit Agreement.

L.	Expiration of the Committee’s Challenge Period.

20. The Committee’s “Challenge Period” as defined in Section 5 of the DIP Order, as extended exclusively for certain enumerated challenges first through March 29, 2021, by the Stipulation and Agreed Order Further Extending the Challenge Period Through March 29, 2021 [Docket No. 965], and then through April 16, 2021 by the Stipulation and Agreed Order Further Extending the Challenge Period Through April 16, 2021 [Docket No. 1038], and then through the earlier of (a) the Effective Date and (b) May 27, 2021, at 4:00 p.m. (CT) by the Stipulation and Agreed Order Further Extending the Challenge Period [Docket No. 1200], shall expire with prejudice upon the Effective Date.

M.	No Action Required.

21. Under section 1142(b) of the Bankruptcy Code and applicable nonbankruptcy law, including section 303 of the General Corporation Law of the State of Delaware and any comparable provision of the business organization laws of any other jurisdiction, as applicable, no action of the directors, partners, managers, members, stockholders or equity holders of the Debtors or the Reorganized Debtors, as applicable, is required to authorize the Debtors and the Reorganized Debtors, as applicable, to enter into, execute, deliver, file, adopt, amend, restate, consummate, or effectuate, as the case may be, the Plan, and any contract, instrument, or other document to be executed, delivered, adopted, or amended in connection with the implementation of the Plan, and, following the Effective Date, each of the Definitive Documents, including the New Organizational Documents, will be a legal, valid, and binding obligation of the Debtors or Reorganized Debtors, as applicable, enforceable against the Debtors and the Reorganized Debtors in accordance with the respective terms thereof.

22. Subject to the terms of the Restructuring Support Agreement and Article VIII.J of the Plan, the Debtors, the Reorganized Debtors, and the Unsecured Claims Distribution Trustee are also authorized from and after the date hereof to negotiate, execute, issue, deliver, implement, file, or record any contract, instrument, release, or other agreement or document or take any action necessary or appropriate to implement the transactions contemplated by the Plan.

23. This Confirmation Order shall constitute all authority, approvals, and consents required, if any, by the laws, rules, and regulations of all states and any other governmental authority or any contract to which any of the Debtors are party with respect to the implementation or consummation of the Plan and any documents, instruments, or agreements, and any amendments or modifications thereto, any other acts and transactions referred to in or contemplated by the Plan, the Plan Supplement, the Disclosure Statement, and any documents, instruments, securities, or agreements provided for therein, and any amendments or modifications thereto.

N.	Cancellation of Instruments.

24. On the Effective Date, except to the extent otherwise provided in the Plan or the Confirmation Order, all notes, instruments, certificates, credit agreements, indentures, and other documents evidencing Claims or Interests shall be cancelled and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full, cancelled, discharged, and of no force or effect; provided that the DIP Credit Agreement, the RBL Credit Agreement, and the Notes Indentures shall continue in effect solely to the extent set forth in Article IV.H of the Plan, and, in the case of the RBL Credit Agreement and the Obligations arising thereunder and in any other Loan Document (with each term as it is defined in the RBL Credit Agreement), to the extent set forth in the Exit Facility Documentation or in the Confirmation Order; provided, further, that the indemnity provisions of the RBL Credit Agreement, including, without limitation, sections 11.04(a) through 11.04(f) thereof, shall not be discharged and shall continue under the Exit Facility Documentation.

O.	Release of Liens.

25. Except as otherwise provided in the Exit Facility Documentation, the Plan, the Confirmation Order, or in any contract, instrument, release, or other agreement or document created pursuant to the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date, except for Other Secured Claims that the Debtors elect to Reinstate in accordance with the Plan, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or order of the Bankruptcy Court and without any action or filing being required to be made by the Debtors or Reorganized Debtors, or any other Holder of a Secured Claim. Any Holder of such Secured Claim (and the applicable agents for such Holder) shall be authorized and directed, at the sole cost and expense of the Reorganized Debtors, to release any collateral or other property of any Debtor (including any cash collateral and possessory collateral) held by such Holder (and the applicable agents for such Holder), and to take such actions as may be reasonably requested by the Reorganized Debtors to evidence the release of such Liens and/or security interests, including the execution, delivery, and filing or recording of such releases. The presentation or filing of the Confirmation Order to or with any federal, state, provincial, or local agency, records office, or department shall constitute good and sufficient evidence of, but shall not be required to effect, the termination of such mortgages, deeds of trust, Liens, pledges, and other security interests. For the avoidance of doubt, the Liens as defined in the RBL Credit Agreement and the DIP Credit Agreement shall not be extinguished but shall be continued, shall remain perfected as of the original date of such perfection, and shall secure the obligations and liabilities amended, renewed, extended, restated, or created by the Exit Facility.

26. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such Holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such Holder (or the agent for such Holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or the Exit Facility Agents that are necessary or desirable to record or effectuate the cancellation and/or extinguishment of such Liens and/or security interests, including the making of any applicable filings or recordings, and the Reorganized Debtors shall be entitled to make any such filings or recordings on such Holder’s behalf.

P.	Enforceability of Plan.

27. Pursuant to sections 1123(a) and 1142(a) of the Bankruptcy Code, upon the Effective Date, the provisions of this Confirmation Order and the Plan shall apply and be binding and enforceable notwithstanding any otherwise applicable nonbankruptcy law.

Q.	Rights Offerings.

28. Prior to the Effective Date, the applicable Debtors have commenced the Rights Offerings in accordance with the Rights Offerings Procedures, the Backstop Agreement, and the Backstop Order. On the Effective Date, the Reorganized Debtors are authorized to consummate the Rights Offerings in accordance with the Rights Offerings Procedures, the Backstop Commitment Agreement, the Backstop Approval Order, the Plan, the Plan Supplement, and this Confirmation Order.

R.	Exit Facility.

29. The applicable Reorganized Debtors are hereby authorized to enter into, on the Effective Date, and take such actions as necessary or desirable to perform their obligations under, the Exit Facility and all documents or agreements related thereto, including the payment or reimbursement of any fees, indemnities and expenses under or pursuant to any such documents and agreements in connection therewith.

30. The Exit Facility Documentation shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with their terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, or this Confirmation Order. The Exit Facility Secured Parties shall have mortgages on the Borrowing Base Properties (as defined in the Exit Facility Documentation) and a first priority security interest (subject to permitted liens to be agreed upon) on the Collateral (or other property identified as “Collateral” therein) specified in, and to the extent required by, the Exit Facility Documentation. To the extent granted, or continued from the RBL Credit Agreement, the guarantees, mortgages, pledges, indemnities, Liens, and other security interests granted pursuant to the Exit Facility Documentation, or continued from the RBL Credit Agreement, are granted or continued in good faith as an inducement to the lenders under the Exit Facility to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination (whether contractual or otherwise) for any purposes whatsoever under any applicable law, the Plan, or this Confirmation Order, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Facility Documentation. For the avoidance of doubt, on the Effective Date, all of the Liens and security interests to be granted or continued in accordance with the Exit Facility Documentation (a) shall be deemed to be approved, (b) shall be legal, binding, and enforceable Liens on, and security interests in, the collateral granted thereunder in accordance with the terms of the Exit Facility Documentation, and (c) shall be deemed perfected as of the earlier of the original date of perfection of such Liens and security interests and the Effective Date, subject only to such Liens and security interests as may be permitted under the Exit Facility Documentation and the occurrence of the Effective Date, and with priorities established in respect thereof under the Exit Facility Documentation and applicable non-bankruptcy law.

31. The Reorganized Debtors and the persons and entities granting or continuing such Liens are authorized to make all filings and recordings, and to obtain all governmental approvals and consents necessary to establish and perfect such Liens under the provisions of the applicable state, provincial, federal, or other law (whether domestic or foreign) that would be applicable in the absence of the Plan and this Confirmation Order, and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable law to give notice of such Liens to third parties. To the extent that any Holder of a Secured Claim that has been satisfied or discharged in full pursuant to the Plan, or any agent for such Holder, has filed or recorded publicly any Liens and/or security interests to secure such holder’s Secured Claim, then as soon as practicable on or after the Effective Date, such holder (or the agent for such holder) shall take any and all steps requested by the Debtors, the Reorganized Debtors, or any administrative agent under the Exit Facility Documentation that are necessary to cancel and/or extinguish such publicly-filed Liens and/or security interests, in each case all costs and expenses in connection therewith to be paid by the Debtors or the Reorganized Debtors.

32. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the obligations of the Debtors or the Reorganized Debtors, as applicable, pursuant to or continued under the Exit Facility Documentation to indemnify, reimburse, or hold harmless the RBL Lenders, the Exit Facility Secured Parties, or any other Person, in each case, shall not be discharged or impaired by Confirmation or consummation of the Plan but shall survive unaffected by the reorganization contemplated by the Plan and shall be performed and honored by the Debtors or Reorganized Debtors, as applicable, regardless of such Confirmation, consummation, and reorganization.

33. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern any disputes arising or asserted under the Exit Facility Documentation or related collateral or other documentation executed in connection with the Exit Facility or any liens, rights or remedies related thereto.

S.	New Unsecured Notes.

34. On the Effective Date, the applicable Reorganized Debtors are hereby authorized to enter into and take such actions as necessary or desirable to perform their obligations under the New Unsecured Notes Documents, which shall constitute legal, valid, binding, and authorized joint and several obligations of the Reorganized Debtors enforceable in accordance with their terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable law, the Plan, or this Confirmation Order. Notwithstanding anything to the contrary in this Confirmation Order or the Plan, the Bankruptcy Court’s retention of jurisdiction shall not govern any disputes arising or asserted under the New Unsecured Notes Documents or any rights or remedies related thereto.

T.	Issuance of New Common Stock and New Preferred Stock.

35. On the Effective Date, the applicable Reorganized Debtors are hereby authorized to issue, or cause to be issued, and shall issue the New Common Stock and New Preferred Stock in accordance with the terms of the Plan without the need for any further corporate action. All of the New Common Stock and New Preferred Stock issuable under the Plan shall be duly authorized, validly issued, fully paid, and non-assessable when so issued.

U.	Exemption from Registration.

36. The offering, issuance, distribution, and sale of any Securities pursuant to the Plan, including the New Preferred Stock and New Common Stock, shall be exempt from, among other things, the registration and prospectus delivery requirements under the Securities Act or any similar federal, state, or local laws in reliance upon section 1145 of the Bankruptcy Code to the maximum extent permitted and applicable and, to the extent that reliance on such section is either not permitted or not applicable, any other exemption available under the Securities Act, including the exemption set forth in section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. Except as set forth in the Plan, any Securities issued in reliance upon section 1145 of the Bankruptcy Code shall not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradeable and transferable by any initial recipient thereof that is by the recipients thereof, subject to: (a) the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act; (b) compliance with the rules and regulations of the Securities and Exchange Commission, if any, applicable at the time of any future transfer of such securities or instruments; (c) the restrictions, if any, on the transferability of such securities and instruments, including those set forth in the New Organizational Documents; and (d) applicable regulatory approval, if any.

37. All Securities issued pursuant to the exemption from registration set forth in section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder are “restricted securities” and will be subject to resale restrictions, including any applicable holding periods, and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an available exemption from registration under the Securities Act, including compliance with the applicable provisions of Rule 144 or Rule 144A under the Securities Act (if available), or if such Securities are registered with the Securities and Exchange Commission.

V.	Assumed Surety Bonds.

38. United States Fire Insurance Company (“U.S. Fire”), Everest Reinsurance Company (“Everest”), QBE Insurance Corporation (“QBE”), and RLI Insurance Company (“RLI,” and, together with U.S. Fire, Everest, and QBE, the “Sureties” and each, individually, a “Surety”) have issued various surety bonds on behalf of certain of the Debtors listed on Exhibit D (collectively, the “Assumed Surety Bonds” and, each individually, an “Assumed Surety Bond”). The Assumed Surety Bonds were issued pursuant to certain payment and indemnity agreements and/or related agreements by and between the Sureties, on the one hand, and the Debtors and their affiliates and certain non-Debtors, as applicable, on the other hand (collectively, the “Indemnity Agreements” and, each, an “Indemnity Agreement”). Except as provided in this paragraph 38 of this Confirmation Order, notwithstanding any other provision of the Plan, this Confirmation Order, any other order of the Court, or other agreements between the Debtors and third parties: (a) on the Effective Date, all rights and obligations of the Sureties related to the Assumed Surety Bonds or the Indemnity Agreements shall continue in full force and effect according to their terms and applicable nonbankruptcy law, and nothing in the Plan or this Confirmation Order, including, without limitation, the settlement, release, injunction, and related provisions of the Plan, including those set forth in Article VIII of the Plan, shall be deemed to bar, alter, limit, impair, release, or modify any of the rights of the Sureties; (b) nothing in the Plan or this Confirmation Order shall impair, release, discharge, preclude, or enjoin any obligations of the Debtors to the Sureties under the Assumed Surety Bonds, the Indemnity Agreements, and obligations under the common law of suretyship, and such obligations are unimpaired and are not being released, discharged, precluded, or enjoined by the Plan, this Confirmation Order, or agreements with third parties; (c) nothing in the Plan or this Confirmation Order shall, or shall be deemed to, limit any Surety’s rights or interests in any collateral or the proceeds of such collateral securing the Assumed Surety Bonds and the Indemnity Agreements (the “Surety Collateral”), including, without limitation, the right to draw or use any Surety Collateral to reimburse any claim of such Surety under or in respect of the Assumed Surety Bonds and/or the Indemnity Agreements, or any rights in, to, or under any Letters of Credit issued for the benefit of the Debtors in favor of each or any of the Sureties; (d) nothing in the Plan, this Confirmation Order, or any document or other agreement or exhibits to the Plan shall be interpreted to alter, diminish, or enlarge the rights or obligations of the Sureties or any obligee under the Assumed Surety Bonds, nor shall any provision of the Plan be deemed to enjoin or preclude the Sureties from asserting any rights or claims of any obligees under such Assumed Surety Bonds, and nothing in the Plan or this paragraph shall affect in any way the Sureties’ rights against any non-Debtor or any non-Debtor’s rights against the Sureties with regard to the Assumed Surety Bonds or the Surety Collateral; (e) notwithstanding anything to the contrary in the Plan, this Confirmation Order, or otherwise, the Debtors and the Sureties reserve all rights and defenses with respect to any right, claim, interest, or obligation arising under the Assumed Surety Bonds, the Indemnity Agreements, or any documents related to the foregoing; and (f) on the Effective Date, all liens, security interests, and claims arising under or granted to the Sureties in connection with the Assumed Surety Bonds shall not be impaired, discharged, or released by any provision of the Plan or this Confirmation Order. For the avoidance of doubt, the Sureties are deemed to have opted out of the releases and are not Releasing Parties or Released Parties under the Plan.

39. Nothing herein shall be deemed an admission regarding whether the Assumed Surety Bonds are executory contracts. Notwithstanding the foregoing, to the extent the Assumed Surety Bonds are executory contracts, such Assumed Surety Bonds are hereby deemed assumed with the consent of the applicable Surety.

W.	Remaining Surety Bonds.

40. Notwithstanding the provisions of paragraph V.38, the Debtors and the Sureties have agreed, and it is hereby ordered, that pending the entry of a final, non-appealable order on the Rover/TC Energy Motions to Reject (a “Final Rejection Order”), the Sureties shall not make any post-Effective Date demand on the Debtors or the Reorganized Debtors under the Indemnity Agreements (including any demand for additional collateral or to otherwise perform under the Indemnity Agreements) with respect to or on account of the remaining Surety Bonds issued by the Sureties in connection with the Firm Transportation Agreements between Gulfport Parent and Energy Transfer/TC Energy (the “Firm Transportation Contracts” and the “Remaining Surety Bonds”), including after the Effective Date of the Plan. To the extent a Final Rejection Order authorizes the rejection of a Firm Transportation Contract, the applicable Surety shall not be permitted to make any post-Effective Date demand on the Debtors or the Reorganized Debtors under the Indemnity Agreements (including any demand for additional collateral or to otherwise perform under the Indemnity Agreements), but for the avoidance of doubt, the applicable Surety shall have all its rights and remedies with respect to the applicable collateral and its claims (including prepetition and postpetition claims) against the Debtors (or the Reorganized Debtors, as the case may be), which shall be treated in accordance with the Plan. To the extent a Final Rejection Order requires that the Debtors assume a Firm Transportation Contract, then the restrictions of this paragraph 40 shall be of no further force and effect with respect to the applicable Remaining Surety Bond and the applicable Indemnity Agreement, which Bond and Indemnity Agreement shall then be treated in the same manner as an Assumed Surety Bond. For the avoidance of doubt, the Sureties’ rights to make demand on the Debtors or Reorganized Debtors under the Indemnity Agreements for collateral in connection with the Assumed Surety Bonds shall be preserved and shall not be affected by this paragraph.

41. The Sureties and the Debtors have stipulated, which stipulation is hereby approved, that the Sureties have asserted claims against each of the Debtors who are principals under the terms of their respective Indemnity Agreements and, as a result, hold claims in both Class 4A and Class 4B, subject to all rights and defenses of the Debtors. The claims of the Sureties with respect to the Assumed Surety Bonds shall be withdrawn with prejudice on the Effective Date; provided, however, that in connection with the assumption of the Assumed Surety Bonds, the Debtors or the Reorganized Debtors, as the case may be, shall cure all defaults under the Indemnity Agreements, including payment of all bond premiums and attorneys’ fees and costs. The claims of the Sureties with respect to the Remaining Surety Bonds will remain on the Debtors’ claims register. For the avoidance of doubt, none of the claims of the Sureties are being allowed pursuant to this paragraph.

X.	Reservation of Rights of the United States and/or Any Governmental Unit.

42. Nothing in this Confirmation Order, the Plan, any Plan Supplement, or any other implementing or supplementing Plan documents (collectively, the foregoing are referred to as the “Plan Documents”) discharges, releases, precludes, or enjoins: (i) any liability to a Governmental Unit that is not a Claim; (ii) any Claim of a Governmental Unit arising on or after the Confirmation Date; (iii) any liability of any entity or person under police or regulatory statutes, regulations, or rules to any Governmental Unit as the owner or operator of property or rights to property that such entity owns or operates after the Confirmation Date; or (iv) any liability to a Governmental Unit on the part of any non-Debtor. Nor shall anything in the Plan Documents enjoin or otherwise bar a Governmental Unit from asserting or enforcing, outside the Bankruptcy Court, any liability described in the first sentence of this paragraph, subject to the limitations therein, and nothing in the Plan Documents divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret the Plan Documents to adjudicate any defense asserted under the Plan Documents; provided, for the avoidance of doubt, that the Bankruptcy Court retains jurisdiction to interpret and enforce the Plan Documents, including non-exclusive jurisdiction to determine whether police or regulatory liabilities asserted by any Governmental Unit or other entity are discharged or otherwise barred by the Plan Documents or the Bankruptcy Code.  Notwithstanding any provision of the Plan Documents, any Governmental Unit’s valid setoff rights as recognized in section 553 of the Bankruptcy Code, and valid recoupment rights, shall be preserved and are unaffected; provided that all rights and defenses of the Debtors and Reorganized Debtors under applicable nonbankruptcy laws, regulations, and rules concerning any Governmental Unit’s setoff or recoupment rights are expressly reserved and preserved.

43. Notwithstanding anything to the contrary in the Plan Documents, the Reorganized Debtors, Gulfport Energy Corporation as a named defendant in United States v. Gulfport Energy Corp., No. 2:20-cv-00340-ALM-CMV (S.D. Ohio), and Gulfport Appalachia LLC, as a signatory to the Consent Decree,5 continue to be bound by all of the terms of the Consent Decree for alleged violations of the Clean Air Act relating to operations in Belmont, Harrison, and Monroe Counties, Ohio.

44. Nothing in the Plan Documents shall authorize the Debtors to abandon any real property or wells pursuant to section 554 of the Bankruptcy Code. Nothing in the Plan Documents shall affect the treatment of any interest in contracts, leases, covenants, operating rights agreements, rights-of-use and easement, and rights-of-way or other interests or agreements (a) with the federal government; (b) involving (i) federal land or minerals or (ii) lands or minerals held in trust for federally-recognized Indian tribes or Indian individuals (collectively, “Indian Landowners”); or (c) held by such Indian Landowners in fee with federal restriction on alienation, in each case of (a) through (c) in effect on or after the Confirmation Date (collectively, the “Federal Leases”). Further, no sale, assignment, and/or transfer of Federal Lease may take place pursuant to the Plan Documents absent the consent of the United States, including any of its components, and any applicable Indian Landowner as provided for in applicable non-bankruptcy laws and regulations.

[5]	“Consent Decree” shall mean that certain court order and consent decree filed on January 22, 2020 and approved by the United States District Court for the Southern District of Ohio on September 1, 2020 in United States v. Gulfport Energy Corp., No. 2:20-cv-00340-ALM-CMV (S.D. Ohio), Doc. 6.

45. For the avoidance of doubt and without limiting the foregoing, any assignment, and/or transfer of any interests in the Federal Leases will be ineffective absent the consent of the United States. Nothing in the Plan Documents shall be interpreted to set cure amounts or require the United States to novate, approve or consent to any sale, assignment, and/or transfer of any interests in the Federal Leases except pursuant to existing regulatory requirements and applicable law.

46. Moreover, nothing in the Plan Documents shall be interpreted to release the Debtors from any reclamation, plugging and abandonment, or other operational requirement under applicable federal law with respect to the Federal Leases or to address or otherwise affect any decommissioning obligations and financial assurance requirements under the Federal Leases, as determined by the United States, that must be met by the Debtors or their successors and assigns on the Federal Leases going forward; or to impair audit rights. In addition, nothing in the Plan Documents nullify the United States’ right to assert, against the Debtors and their estates, any decommissioning liability and/or claim arising from the Debtors’ interest in any Federal Lease not assumed by the Debtors. Notwithstanding any provision to the contrary in the Plan Documents, the United States will retain and have the right to audit and/or perform any compliance review and, if appropriate, collect from the Debtors and/or their successor(s) and assign(s) in full any additional monies owed by the Debtors with respect to any assumed Federal Leases without those rights being adversely affected by these bankruptcy proceedings. Such rights shall be preserved in full as if this bankruptcy had not occurred. The Debtors and their successors and assigns will retain all defenses and/or rights, other than defenses and/or rights arising from these bankruptcy proceedings, to challenge any such determination; provided, however, that any such challenge, including any challenge associated with these bankruptcy cases, must be raised in the United States’ administrative review process leading to a final agency determination by the Department of the Interior. The audit and/or compliance review period shall remain open for the full statute of limitations period established by the Federal Oil and Gas Royalty Simplification and Fairness Act of 1996, 30 U.S.C. § 1702, et seq.

Y.	Provisions Regarding the Louisiana Department of Revenue.

47. With respect to the Louisiana Department of Revenue (“LDR”) and notwithstanding anything in the Plan or this Confirmation Order to the contrary:

a.	Pursuant to 11 U.S.C. § 503(b)(1)(D), LDR shall not be required to file a request for the payment of an expense described in 11 U.S.C. § 503(b)(1)(B) or (C) as a condition for payment as an administrative expense;

b.	The Debtors will comply with 11 U.S.C. § 1129(a)(9)(A) with respect to any Allowed Claim held by LDR of a kind specified in section 507(a)(2) of the Bankruptcy Code;

c.	The Debtors’ post-petition tax returns that may become due and/or payable to the LDR after entry of this Confirmation Order and on or before the Effective Date shall be filed by the later of (a) the applicable due date under Louisiana law, including all timely requested extensions, or (b) the Effective Date;

d.	Allowed Claims held by LDR shall accrue interest to the extent required by the Bankruptcy Code and applicable non-bankruptcy law;

e.	Allowed Priority Tax Claims held by LDR shall be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, and to the extent any such Claim is not paid in full in cash on the Effective Date, or pursuant to any agreement between the Debtors and the LDR, or as may be due and payable under applicable non-bankruptcy law, such Priority Tax Claim shall, at minimum, be paid by regular, installment payments (with such installment payments to commence no less than 90 days after the date on which the Priority Tax Claim becomes an Allowed Claim under the terms of the Plan, and such installments shall continue every 90 days thereafter in equal amounts to allow for payment in full not later than five years after the Petition Date);

f.	Any setoff and recoupment rights of the LDR under applicable law are preserved to the extent provided by section 553 of the Bankruptcy Code;

g.	LDR shall not be enjoined or otherwise prevented from collecting any liabilities from any non-Debtor third party liable with any Debtor on any Claims Filed by LDR; provided that the Debtors’ Estates shall receive full credit for any payments collected from such third party, if any; provided, further, for the avoidance of doubt, LDR has opted out of the releases of any third party included in the Plan at Article VIII.D and shall be neither a “Released Party” nor a “Releasing Party” thereunder;

h.	For the avoidance of doubt, (a) the LDR is not required to estimate any tax liabilities prior to the filing of any post-petition returns and or the completion[6] of any pending pre-petition audit; (b) any such audit shall be completed in the ordinary course of business pursuant to applicable state law, and such post-petition returns shall be reviewed, processed, and adjusted as may be necessary pursuant to applicable state law in the ordinary course of business; and (c) for the avoidance of all doubt, the LDR shall not be required to amend any existing estimated claims in relation to such audits as the audit assessments will be issued upon completion of any protest filed by the debtor with the LDR in the ordinary course of business; provided that all rights of the Debtor or Reorganized Debtors to object is preserved and LDR’s right to prove the amount of the proposed assessment amount upon completion of the audit is preserved;

i.	For the avoidance of all doubt, (a) with respect to Article VII.A of the Plan, Priority Tax Claims of the LDR shall only be considered Disputed without further action by the Debtors for purposes of commencement of Distributions thereunder, (b) irrespective of the language in Article VII.F of the Plan, the deadline for filing objections to LDR’s claims shall not be extended without a motion and notice to the LDR, and (c) for the avoidance of doubt, Article VII.G of the Plan shall not apply to the LDR; and

j.	For the avoidance of all doubt, (a) all payments shall be made to the address on the proof of claim filed with the Claims Agent and (b) interest shall accrue on claims filed by the LDR to the extent required by applicable law until such payments are actually received and no such payments shall become unclaimed property of the estate.

Z.	Provisions Regarding Marathon Oil Company.

48. The Debtors and certain of their affiliates are parties to certain Executory Contracts or otherwise subject to certain pooling orders and agreements (collectively, the “Marathon Agreements”), to which Marathon Oil Company (together with any affiliates, “Marathon”) is a party. Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not be, and shall not be construed as or deemed to be, a determination of the cure amount, if any, required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code with respect to the assumption of the Marathon Agreements (the “Marathon Cure Amount”). The Debtors or Reorganized Debtors, as applicable, and Marathon shall endeavor in good faith to reach agreement as to the Marathon Cure Amount within one hundred and eighty (180) days following the Effective Date. If the Debtors or Reorganized Debtors, as applicable, and Marathon fail to reach an agreement as to the Marathon Cure Amount within such one hundred and eighty (180) day period, either the Debtors or Reorganized Debtors, as applicable, or Marathon may, upon notice to the Debtors or Reorganized Debtors or Marathon, as applicable, request a hearing before the Bankruptcy Court for the determination of the Marathon Cure Amount.

49. For purposes of determining the Marathon Cure Amount, the effective date of assumption shall be the Effective Date. Nothing herein shall prejudice Marathon’s right to oppose assumption and/or assignment of any Executory Contracts between the Debtors and Marathon, or the Debtors’ or the Reorganized Debtors’ right to add any Marathon Agreements to the Schedule of Rejected Executory Contracts and Unexpired Leases if the Bankruptcy Court determines that the Marathon Cure Amount is greater than the amount set forth in the Plan Supplement. The use of the term Marathon Cure Amount as it relates to any amount owed under a pooling order or agreement shall not constitute an admission that such pooling orders or agreements are Executory Contracts. Nothing herein shall prejudice (a) Marathon’s right to assert an Administrative Claim for, inter alia, any postpetition obligation owed to Marathon in accordance with applicable law, or (b) the Debtors’ or the Reorganized Debtors’ right to dispute such Claim. To the extent that any Marathon Agreement is assumed, such assumption shall result in the release and satisfaction of all prepetition Claims arising under the Marathon Agreement. Otherwise, Marathon expressly retains all of its rights under the Marathon Agreements.

[6]	Completion means through the issuance of a proposed notice of assessment following the end of the Audit Protest Period pursuant to La. Rev. Stat. Ann. §47:1562-47:1564.

50. Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the Plan and this Confirmation Order shall not alter (a) the character of Marathon’s mineral interests or proceeds related thereto under applicable nonbankruptcy law, or (b) any of Marathon’s statutory liens, consensual liens, defenses, rights of setoff or recoupment to the extent such rights exist under the Marathon Agreements or applicable law. Marathon shall be deemed to opt-out of the Third-Party Releases in the Plan.

AA.	Class 4A Settlement Notice Parties.

51. The Unsecured Claims Distribution Trustee shall consult with Energy Transfer (as defined below), TC Energy, Cowen Special Investments LLC (and any successor or assignee of any claim held by such entity against the Debtors), and one Class 4A creditor to be chosen by the Committee (together, the “Class 4A Settlement Notice Parties”) before giving its consent, as set forth in Article VIII.J of the Plan, regarding the settlement of Allowed General Unsecured Claims in Class 4A in an amount in excess of $15 million, subject to the Class 4A Settlement Notice Parties’ agreement to maintain such information as confidential if requested by the Unsecured Claims Distribution Trustee. Each Class 4A Settlement Notice Party shall have five days after receiving written notice of the Unsecured Claims Distribution Trustee’s intention to consent to a Class 4A settlement in excess of $15 million to file a motion with the Court seeking review of the proposed settlement, and all parties’ rights are reserved with respect to allowance of such Claims, including the Reorganized Debtors, the Unsecured Claims Distribution Trustee, each Class 4A Settlement Notice Party, and the affected claimant. Such Class 4A Settlement Notice Parties shall not receive any compensation or reimbursement of fees from the Unsecured Claims Distribution Trust or the Reorganized Debtors.

BB.	Provisions Regarding Energy Transfer and TC Energy.[7]

52. Setoff and Recoupment Rights; Rights Against Third Parties. Notwithstanding anything to the contrary in the Plan, Plan Supplement, Confirmation Order, or any Plan-related document, Energy Transfer’s and TC Energy’s rights of setoff and recoupment are hereby preserved up to the full amount of their Allowed Claims against the Debtors or as allowed against the Reorganized Debtors by the Bankruptcy Court or the District Court and shall not be impaired, conditioned, limited, released, discharged, enjoined, or otherwise prejudiced or diminished in any manner whatsoever by entry of this Confirmation Order, the confirmation or consummation of the Plan and related transactions, or the discharge of any Claims under the Plan. Moreover, nothing in the Plan, Plan Supplement, Confirmation Order, or any Plan related document shall impair, condition, limit, release, discharge, enjoin, or otherwise prejudice or diminish in any manner whatsoever any direct claims that Energy Transfer or TC Energy may hold against parties other than a Debtor or a current or former Director or Officer of a Debtor for such party’s actual use of the applicable pipeline. Any dispute regarding the application of the foregoing sentence in relation to the Plan’s release and exculpation provisions shall be brought before the Bankruptcy Court. Energy Transfer and TC Energy shall each be deemed to have opted out of the Third-Party Releases in the Plan.

[7]	The term “Energy Transfer” refers to Ohio River Systems LLC (“ORS”), Sunoco Partners Marketing & Terminals L.P. (“SPMT”), and Rover Pipeline LLC (“Rover”). The term “TC Energy” refers to ANR Pipeline Company (“ANR”), Columbia Gas Transmission, LLC (“TCO”), and Columbia Gulf Transmission, LLC (“Gulf”).

53. The Debtors’ Assumption of Imbalance Obligations. Solely with respect to contracts that the Debtors have assumed with Energy Transfer, for the avoidance of doubt, the Debtors shall assume all imbalance obligations that have accrued, and will continue to accrue, in the ordinary course of business, and the parties shall be permitted to setoff, recoup, net, or otherwise true-up or reconcile such amounts in the ordinary course of business and under the terms of the assumed contracts. Nothing in the Plan, Plan Supplement, Confirmation Order, or any Plan-related document shall impair, condition, limit, release, discharge, enjoin, or otherwise prejudice or diminish in any manner whatsoever Energy Transfer’s right to setoff, recoup, net, true-up, or otherwise reconcile amounts on account of imbalance obligations arising under assumed contracts that accrue prior, but become due after, the Effective Date.

54. Credit Support. Notwithstanding anything to the contrary, nothing in the Plan, Plan Supplement, Confirmation Order, or any Plan-related document or other order of the Bankruptcy Court shall impair, condition, limit, release, discharge, enjoin, or otherwise prejudice or diminish in any manner whatsoever TC Energy’s or Energy Transfer’s rights with respect to collateral assurance or credit support provided by or in respect of the Debtors, including, but not limited to, surety bonds, non-debtor guarantees, or letters of credit; provided that the foregoing does not affect the discharge that the Debtors are receiving under the Plan and this Confirmation Order. All of TC Energy’s and Energy Transfer’s rights in this regard are expressly preserved. For the avoidance of doubt, (i) Energy Transfer and TC Energy shall be permitted, but not required, to draw and/or apply any and all remaining amounts available under their respective credit support provided by or in respect of the Debtors, including letters of credit or surety bonds, solely to the extent permitted pursuant to such letters of credit or surety bonds; provided that the Debtors do not waive any non-bankruptcy rights or defenses with respect to such matters; (ii) to the extent applicable, relief from the automatic stay is granted to the extent necessary to effectuate the foregoing; and (iii) the Plan injunction shall not operate to enjoin Energy Transfer or TC Energy from effectuating the foregoing.

55. Pending Actions.8 Nothing in the Plan, Confirmation Order, Plan Supplement, or any Plan-related document shall affect, limit, enjoin, prejudice, adjudicate or otherwise determine any rights or obligations between Rover or TC Energy and the Debtors in respect of Rover’s or TC Energy’s contracts or agreements with any of the Debtors, including, without limitation, those that are subject to the Debtors’ motions to reject [Docket Nos. 58 & 59] (the “Rover/TC Energy Motions to Reject”) and ancillary agreements related thereto (collectively, the “Rover/TC Energy Agreements”),9 including, without limitation, the rights and obligations subject to the civil matter currently pending before the U.S. District Court for the Southern District of Texas (the “District Court”) in the case styled In re Gulfport Energy Corp., Civil No. 4:21-CV-00232 (the “District Court Action”) and the matters currently pending before the Fifth Circuit Court of Appeals in the cases styled Gulfport Energy Corp. v. FERC, Nos. 21-60200 and 21-60201 (the “Appeals”), that include, but are not limited to, rights and defenses of the Debtors, Rover, and TC Energy in the District Court Action, the Appeals, and/or the Rover/TC Energy Motions to Reject with respect to the following issues: (a) the assumption or rejection of the Rover/TC Energy Agreements; (b) whether the Bankruptcy Court or the District Court has jurisdiction to authorize rejection of the Rover/TC Energy Agreements; (c) whether the Bankruptcy Court or District Court, and FERC, have parallel, exclusive jurisdictions over the Rover/TC Energy Motions to Reject or the effect of any rejection, including whether rejection constitutes a modification or abrogation of the filed rate or a violation of the filed rate doctrine; (d) whether the Debtors must obtain FERC approval to reject or otherwise avoid performance in respect of the Rover/TC Energy Agreements; (e) whether FERC’s prepetition orders have a preclusive effect as to the issues presented in the Rover/TC Energy Motions to Reject or may override section 365 of the Bankruptcy Code; (f) the proper statutory, evidentiary, and legal standards to apply to the Rover/TC Energy Motions to Reject; and (g) whether the rejection of a FERC-regulated, filed-rate agreement and agreements ancillary thereto constitutes a modification or abrogation of the filed rate and/or a violation of the filed rate doctrine, notwithstanding any findings by this Court in relation to section 1129(a)(6). For the avoidance of doubt, the Debtors assert that section 1129(a)(6) of the Bankruptcy Code and findings in connection therewith do not affect, prejudice, or have any relevance to the Rover/TC Energy Motions to Reject, the District Court Action, or other litigation regarding rejection of the Rover/TC Energy Agreements and the Debtors and the Reorganized Debtors will not assert anything to the contrary. The Debtors do not assert that section 1129(a)(6) of the Bankruptcy Code affects the rejection of the Rover/TC Energy Agreements or the claims of Rover and TC Energy under the applicable Rover/TC Energy Agreements. Nothing in the Plan or this Confirmation Order shall determine the amount, treatment, priority, classification, or the liability for payment of damages arising from rejection of a Rover/TC Energy Agreement, which shall be determined by a Final Order entered by the Bankruptcy Court, the District Court, or an appeal therefrom subsequent to entry of the Confirmation Order and consistent with paragraph 63 hereof or as otherwise agreed to by the Reorganized Debtors and Rover or TC Energy, as applicable.

56. Nothing in the Plan, Plan Supplement, Confirmation Order, any Plan-related document, or other order of the Bankruptcy Court, shall impair, condition, limit, release, discharge, enjoin, or otherwise prejudice or diminish in any manner whatsoever any of the Debtors’, the Reorganized Debtors’, Rover’s, or TC Energy’s respective rights, claims, defenses, arguments, or remedies with respect to the District Court Action, the Appeals, the Rover/TC Energy Agreements, or the Rover/TC Energy Motions to Reject, all of which are expressly preserved.

57. Rover and TC Energy shall have until 30 days after entry of a Final Order, in respect of the Rover/TC Energy Motions to Reject, to file proofs of claim and/or administrative expense claims with respect to the Rover/TC Energy Agreements, notwithstanding any other deadline applicable to other parties in interest. The Debtors, Rover, and TC Energy agree that the Plan may be confirmed and the Effective Date many occur notwithstanding the pendency of the Rover/TC Energy Motions to Reject, the Energy Transfer/TC Energy Agreements, the District Court Action, or the Appeals. The Debtors, Rover, and TC Energy agree that Confirmation does not affect any of Rover’s, TC Energy’s, or the Debtors’ rights with respect to the Rover/TC Energy Motions to Reject, the District Court Action, or the Appeals. Neither Rover nor TC Energy shall seek to enforce any Rover/TC Energy Agreement against the Debtors prior to entry of an order approving assumption or otherwise requiring payment in respect of such Rover/TC Energy Agreement; provided, however, for the avoidance of doubt, (i) Rover and TC Energy shall be permitted to take actions to draw or otherwise make demand and/or apply applicable credit support to the extent permitted by such credit support, and the Debtors reserve all non-bankruptcy rights or defenses with respect to such matters and (ii) Gulfport Parent and the Reorganized Debtors, as applicable, shall pay Rover or TC Energy, as applicable, on a current basis in full (dollar for dollar) for any actual usage of capacity in respect of the applicable Rover/TC Energy Agreements (without waiver of the right to seek additional payments or any Allowed administrative expense priority claim for claims accruing after the Effective Date given the pendency of the Rover/TC Energy Agreements after the Effective Date, and all rights and defenses of the Debtors, Rover, and TC Energy are reserved with respect to such matters).

[8]	This portion of the Confirmation Order addresses Energy Transfer’s and TC Energy’s agreements, contracts, rights claims, remedies and similar matters collectively for convenience purposes only. This Confirmation Order should be construed as applying to each of Energy Transfer and TC Energy individually.

[9]	The term “Rover/TC Energy Agreements” shall not include the following agreements between Gulfport Parent and Energy Transfer: (a) Interruptible Transportation Service Form of Service Agreement Dated 9/27/2018, Contract No. 10378, and (b) Interruptible Transportation Service Form of Service Agreement Dated 7/9/2020, Contract No. 10759, which are addressed separately in this Confirmation Order. To the extent that ANR and the Debtors agree that the firm transportation service agreement between Gulfport Parent and ANR, dated October 30, 2013, Contract Number 123628, shall be dealt with by separate order of the Bankruptcy Court, as is contemplated, it shall not constitute an Rover/TC Energy Agreement.

58. Assumption of Energy Transfer Contracts. Notwithstanding anything to the contrary in the Plan, Plan Supplement, Confirmation Order, or any Plan-related document, Gulfport Parent hereby assumes the following agreements, each as may have been amended, with all related Cure amounts payable in accordance with the Plan and this Confirmation Order:

a.	Interruptible Transportation Service Form of Service Agreement Dated 9/27/2018, Contract No. 10378 between Rover and Gulfport Parent;

b.	Interruptible Transportation Service Form of Service Agreement Dated 7/10/2020, Contract No. 10759 between Rover and Gulfport Parent;

c.	Trunkline Firm Gas Gathering Agreement dated June 1, 2017, Contract No. 7217 between ORS and Gulfport Parent;[10]

d.	Crude Oil Purchase Agreement No. 504138 dated July 1, 2017 between SPMT and Gulfport Parent;

e.	Crude Oil Purchase Agreement No. 504169 dated November 1, 2017 between SPMT and Gulfport Parent;

f.	Crude Oil Purchase Agreement No. 504382 dated December 1, 2019 between SPMT and Gulfport Parent;

g.	Crude Oil Purchase Agreement No. 504403 dated February 1, 2020 between SPMT and Gulfport Parent;

h.	Crude Oil Purchase Agreement No. GULFP20TP0002 dated September 3, 2020 between SPMT and Gulfport Parent;

i.	Crude Oil Purchase Agreement dated April 1, 2021 between SPMT and Gulfport Parent; and

j.	Crude Oil Purchase Agreement dated March 1, 2021 between SPMT and Gulfport Parent

(collectively, the “Energy Transfer Assumed Contracts”). Gulfport Parent’s assumption of the Energy Transfer Assumed Contracts shall be effective upon the Effective Date. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Debtors shall not have the right to later reject the Energy Transfer Assumed Contracts as contemplated by Plan Article V.A. or otherwise.

[10]	The Cure amount owing to ORS under the Trunkline Firm Gas Gathering Agreement dated June 1, 2017, Contract No. 7217 is $2,883,089. See Schedule of Proposed Cure Amounts [Docket No. 958] at 37 of 60.

59. Mootness. The Debtors shall not seek to dismiss the District Court Action or the Rover/TC Energy Motions to Reject on the grounds of mootness; provided that the Debtors are not waiving any argument as to mootness with respect to appeals of the District Court Action or the Rover/TC Energy Motions to Reject except for assertions that Rover or TC Energy have not objected to the Plan, appealed confirmation of the Plan, or sought or obtained a stay in respect of the Plan. For the avoidance of doubt, “mootness” includes the theories of mootness, equitable mootness, or any equivalent legal theory that is premised upon the protection of the good faith reliance interests created by the implementation of the Plan from being undone following consummation.

60. Section 365(d)(2) Stipulation: The Debtors and/or the Reorganized Debtors, TC Energy, and Rover hereby stipulate that the requirements of section 365(d)(2) of the Bankruptcy Code are satisfied, and that the entry of the Confirmation Order or the occurrence of the Effective Date shall not preclude or in any way impair the Debtors’ and/or the Reorganized Debtors’ ability to assume or reject any Rover/TC Energy Agreement.

61. Disputed Claim Reserves/Liquidation. As soon as reasonably practicable after the Effective Date, the Unsecured Claims Distribution Trustee shall establish separate reserves of New Common Stock, Cash, and Mammoth Shares or the proceeds thereof for each of TC Energy and Rover (collectively, the “Reserved Consideration”) in an amount sufficient to reserve for the face amount of each parties’ contingent proofs of claim for rejection damages (the “Contract Rejection Claims”).11 The Reserved Consideration shall be held by the Unsecured Claims Distribution Trustee pending the entry of one or more Final Orders with respect to the Rover/TC Energy Motions to Reject.

62. Nothing in the Plan or this Confirmation Order, including the Court’s findings regarding section 1129(a)(6), shall impair, condition, diminish, limit, estop, or otherwise prejudice in any manner whatsoever the rights of the Debtors, Reorganized Debtors, Rover, and TC Energy to argue before the Bankruptcy Court, the District Court, or any appeal therefrom that (i) the rejection damages claims should be treated as Class 4A Claims under the Plan; or (ii) payment of rejection damage claims at any amount less than in full (dollar for dollar) is impermissible and/or a modification of the filed rate and/or a violation of the filed rate doctrine.

63. Further Proceedings Following Motions to Reject. Following the entry of a Final Order by the District Court or an appeal, as applicable, regarding the Rover/TC Energy Motions to Reject, any of the Debtors, the Reorganized Debtors, Rover, TC Energy, or the Unsecured Claims Distribution Trustee may request that this Court (or, to the extent the reference is retained by the District Court with respect to such matters, the District Court) hold a status conference regarding the scheduling of any unresolved matters relating to the implementation of such Final Order under the Plan, including, without limitation, (a) the classification, priority or amount of any Claim held by TC Energy or Rover as a result of such Final Order (including a rejection damages claim, breach claim or Cure claim, as applicable), (b) the distribution of the Reserved Consideration under the Plan, or (c) any other matter not resolved by the Final Order that is necessary or appropriate in order to implement provisions of the Plan with respect to the decision rendered in the Final Order. This Court (or to the extent the reference is retained by the District Court with respect to such matters, the District Court) retains exclusive jurisdiction over the matters set forth in this paragraph (subject to appellate rights therefrom). Without prejudice to the rights, obligations, or arguments any of the Debtors, the Reorganized Debtors, Rover, or TC Energy may have with respect to the District Court Action, the Rover/TC Energy Agreements, or the Energy Transfer/TC Energy Motions to Reject, if there is a Final Order that the Rover/TC Energy Agreements must be assumed or that damages must be paid dollar for dollar, then any such Allowed Cure claim or damage amounts shall be obligations of the Reorganized Debtors.

[11]	Rover’s Contract Rejection Claim is Claim No. 254; TC Energy’s Contract Rejection Claims are Claim Nos. 489, 490, and 491.

CC.	Provisions Regarding Royalty and Working Interests.

64. Notwithstanding anything in the Plan or this Confirmation Order to the contrary, the Debtors or the Reorganized Debtors shall continue paying all undisputed amounts owing on account of Royalty and Working Interests, including with respect to suspense funds as and when reconciled, in the ordinary course of business and in accordance with all applicable agreements and laws.

DD.	Provisions Regarding Claugus Family Farm L.P.

65. Nothing in the Plan or the Confirmation Order shall discharge, modify, affect, or impair the rights, interests, defenses, and obligations of the Debtors, Reorganized Debtors, and to the extent a holder of Royalty and Working Interests (including but not limited to as determined by the court in the litigation styled Claugus Family Farm, L.P. v. James Holtsclaw, et al., Monroe County Common Pleas Case No. 219-398 or any other related or subsequent litigation), Claugus Family Farm, L.P. (“Claugus”) with respect to any rights and claims on account of Royalty and Working Interests assumed pursuant to Article V.J of the Plan, whether such rights and claims arise pre- or post-petition, including rights and claims arising under applicable contract provisions, laws, rules, and regulations regarding inspection of books and records and segregation, escrow, or payment of funds or production proceeds belonging and/or payable to Claugus. Claugus preserves all rights to seek recovery from the Reorganized Debtors of any and all amounts owing to Claugus on account of its Royalty and Working Interests, if any, whether the amounts relate to pre- or post-petition unpaid royalties, charged costs, or otherwise. For the avoidance of doubt, the discharge, exculpation, and release provisions of Article VIII of the Plan shall not discharge, modify, affect, or impair any Royalty and Working Interests assumed pursuant to Article V.J of the Plan. The Debtors and Reorganized Debtors reserve all rights, interests, defenses, counterclaims, and the like with respect to Claugus’ asserted claims, and nothing herein shall be interpreted as an admission as to the validity or amount of any such claim.

EE.	Provisions Regarding Royalty Claimants.

66. Nothing in the Plan or the Confirmation Order shall discharge, modify, affect, or impair the rights, interests, defenses, and obligations of the Debtors, Reorganized Debtors, or certain royalty claimants (the “Royalty Claimants”)12 with respect to any Claims and/or right to payment on account of Royalty and Working Interests13 and/or Executory Contracts assumed pursuant to Article V.J of the Plan, including rights arising under applicable contract provisions, laws, rules, and regulations regarding inspection of books and records and segregation or escrow of funds or production proceeds belonging and/or payable to the Royalty Claimants (“Royalty Claimant Claims”).  Each Royalty Claimant reserves all rights to seek recovery from the Reorganized Debtors of any and all amounts owing to such Royalty Claimant on account of such assumed Royalty and Working Interests and/or Executory Contracts, as applicable, on account of its Royalty Claimant Claims, if any, whether the amounts relate to pre- or post-petition unpaid royalties, charged costs, or otherwise.  For the avoidance of doubt, (a) the exculpation, injunction, and release provisions of Article VIII of the Plan shall not apply to, discharge, modify, affect, or impair any rights, interests, or defenses of the Royalty Claimants related to the assumption of the Royalty and Working Interests and related Executory Contracts assumed pursuant to Article V.J of the Plan, including those which have been or could have been asserted in pending litigation other than in the Bankruptcy Court, and (b) the Royalty Claimants need not File a Proof of Claim, Administrative Claim, or Cure Claim with respect to their Royalty Claimant Claims. The Royalty Claimant Claims are to be determined either (i) by the court in the applicable underlying litigation or any related/subsequent litigation, (ii) by the Bankruptcy Court, or (iii) through settlement with the applicable Royalty Claimant, as applicable. The Debtors, Reorganized Debtors, and the Royalty Claimants reserve all rights, interests, defenses, counterclaims, and the like with respect to the Royalty Claimant Claims, and nothing herein shall be interpreted as an admission as to the validity or amount of any such Royalty Claimant Claims.

[12]	To the extent Royalty Claimants own mineral interests, Royalty Claimants shall be deemed to hold mineral interests in the production of hydrocarbons which are interests in real property, and therefore hold “Royalty and Working Interests” as that term is defined in the Plan.

[13]	“Royalty Claimants” means Ohio River Collieries Company, Jennifer Chartier, John Chartier, Shawn Miller, Gordon Price, Dallas Roger Kemp, Billi Kemp, Dennis Wolgemuth, Denise Wolgemuth, Roger Schnegg, Brenda Schnegg, Larry Parker, Alexa Parker, Suzanne Perks, Christopher Kinkade, Dana Lynn Fularz, James R. Kinkade and Joy Roberts, f/k/a Joy Kinkade.

FF.	Provisions Regarding Stephenson Litigation.

67. For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall alter, affect, modify, impair, or discharge any of the rights, interests, defenses, and obligations of the Debtors, Reorganized Debtors, or, to the extent they are Holders of Royalty or Working Interests, Robert T. Stephenson and Sandra J. Bass, as Successor Co-Trustees of the Robert L. Stephenson Living Trust, and Norma E. Stephenson, Trustee of the Norma E. Stephenson Living Trust (together, with any successors and assigns, the “Stephenson Parties”) with respect to (i) the rights, interests, claims or defenses in the litigation styled Stephenson v. Gulfport Energy Corporation, Case No. 2020-134, in the District Court of Grady County, Oklahoma or any related/subsequent litigation, (the “Stephenson Litigation”) or (ii) any Claims or obligations on account of Royalty and Working Interests relating thereto, and any agreements, documents, or instruments relating thereto, assumed pursuant to Article V.J of the Plan (collectively, the “Stephenson Cure Claims”). For the avoidance of doubt, the exculpation and release provisions of Article V.III of the Plan shall not discharge, modify, affect, or impair the Stephenson Cure Claims or any Royalty and Working Interests assumed pursuant to Article V.J of the Plan. Nothing in the Plan or this Confirmation Order shall be construed as a determination (i) that the interests and monies at issue in the Stephenson Litigation are property of the Debtors’ estates or (ii) of the amount or nature of any Stephenson Cure Claim associated with the assumption of any executory contract at issue in the Stephenson Litigation. The Stephenson Parties’ rights to seek recovery against the Reorganized Debtors for amounts owed on account of the Stephenson Parties’ Royalty or Working Interest in the Stephenson Litigation and any Stephenson Cure Claims are fully reserved and shall survive the Effective Date. The Debtors and the Reorganized Debtors reserve all rights, interests, defenses, counterclaims, and the like with respect to the Stephenson Cure Claims, and nothing herein shall be interpreted as an admission as to the validity or amount of any such Claim.

GG.	Provisions Regarding Whitehead Litigation.

68. Notwithstanding anything to the contrary in either the Plan, Plan Supplement, Confirmation Order, or any other order of the Bankruptcy Court, following the Effective Date of the Plan, the litigation styled Whitehead, et al., vs. Grothus, et al., pending in Case No. CJ-2015-61(R) in the Stephens County District Court, State of Oklahoma (the "Whitehead Litigation"), shall not be stayed or enjoined from proceeding in the Stephens County District Court, nor shall the Plaintiffs therein be stayed or enjoined from pursuing all of their claims, causes of action and requested relief therein to final judgment, including any appeals; provided that any final judgments with respect to such claims, causes of action, and relief requested against the Debtors and Reorganized Debtors in the Whitehead Litigation shall be subject to the Plan and this Confirmation Order in all respects.

69. For the avoidance of doubt, nothing in the Plan or the Confirmation Order shall discharge, modify, affect, or impair the rights, interests, defenses, and obligations of the Debtors, Reorganized Debtors, and holders of Royalty and Working Interests with respect to any rights and claims on account of Royalty and Working Interests assumed pursuant to Article V.J of the Plan, whether such rights and claims arise pre- or post-petition, including rights and claims arising under applicable contract provisions, laws, rules, and regulations regarding inspection of books and records and segregation, escrow, or payment of funds or production proceeds belonging and/or payable to holders of Royalty and Working Interests.

HH.	Provisions Regarding Crescent Services, LLC.

70. Crescent Services, LLC (“Crescent”) is a third party defendant in that certain litigation pending at Case No. 2:20-cv-01792 in the United States District Court for the Southern District of Ohio and captioned as Bryon Lefort v. Gulfport Energy Corporation (the “Lefort Litigation”).  The Debtors, Reorganized Debtors, and Crescent agree that as between such parties, nothing in the Plan, Plan Supplement, Confirmation Order, or any order related thereto shall discharge, prejudice, release, impair, or otherwise affect any defenses Crescent may have with respect to the Lefort Litigation (the “Preserved Defenses”) and any and all such Preserved Defenses are hereby expressly reserved and preserved for the benefit of Crescent.  For the avoidance of doubt, nothing in this paragraph shall be deemed to modify Article IV.R of the Plan.

II.	Provisions Regarding Trespass Litigations.

71. Nothing contained in this Confirmation Order shall preclude plaintiffs in the litigations styled Case No. 215-0064, Neuhart, et al. v. Transatlantic Energy Corp., et al., in the Common Pleas Court, Noble County, Ohio; Case No. 2:20-CV-04644, Longpoint Energy, LLC v. Gulfport Energy Corporation, et al., in the United States District Court, Southern District of Ohio; Case No. CVH-2018-080, Norris, et al. v. Beck Energy Corporation, et al., in the Common Pleas Court, Monroe County, Ohio; Case No. CVH-2020-163, 1803 Resources, LLC and Olaf Enterprises, LLC v. Aberegg, et al., in the Common Pleas Court, Monroe County, Ohio; Case No. 2:20-CV-03787, Reddone, LTD, et al., v. Gulfport Energy Corporation, et al., in the United States District Court, Southern District of Ohio; Case No. 2020-CV-087, Anna M. Mahaffee v. Gilmore S. Hamill, et al., in the Common Pleas Court, Belmont County, Ohio; Case No. 2:20-cv-01056, Highman et al. v. Gulfport Energy Corporation, in the United States District Court, Southern District of Ohio; Case No. 2:20-cv-01057, Price, et al., v. Gulfport Energy Corporation, et al., in the United States District Court, Southern District of Ohio; Case No. CV-2019-403, Gary D. Crum, et al. v. Audrey Joan Mooney, et al., in the Common Pleas Court, Monroe County, Ohio (the “Trespass Litigations”) who have held, hold, or may hold a Claim against, or interests in, a Debtor, or a Reorganized Debtor, from exercising their respective rights and remedies, or obtaining benefits, in connection with prosecuting, liquidating (both pre and postpetition), or settling such Claims as are asserted by such plaintiffs in the Trespass Litigations; provided, however, that any recovery on Claims in the Trespass Litigations against a Debtor or a Reorganized Debtor will be enforceable only to the extent allowed pursuant to the Plan and this Confirmation Order.

JJ.	Provisions Regarding the Milligan Sisters and Milligan Litigation.

72. Notwithstanding anything to the contrary in either the Plan, Plan Supplement, Confirmation Order, or any other order of the Bankruptcy Court, following the Effective Date of the Plan, Elizabeth Allen, Paula Milligan, and Jacqueline Milligan (collectively, the “Milligan Sisters”), who are parties in the litigation styled Chester R. Kemp, Trustee of the Chester R. Kemp Trust, et al. v. Atty. Nils Peter Johnson, Trustee of the Mattie A. McNiece Testamentary Trust and Administrator de bonis non of the Estate of Mattie A. McNiece, et al. & Elizabeth Allen et al. v. Rice Drilling D LLC et al., Case No. 20-CV-314, in the Court of Common Pleas, Belmont County, Ohio (the “Milligan Litigation”), shall not be stayed or enjoined from adding Debtor Gulfport Appalachia, LLC as a party to the Milligan Litigation and pursuing any claims, causes of action, and requested relief therein to final judgment against Debtor Gulfport Appalachia, LLC, including any appeals; provided that any final judgments with respect to such claims, causes of action, and relief requested against Debtor Gulfport Appalachia, LLC in the Milligan Litigation shall be subject to the Plan and this Confirmation Order in all respects; provided, further, that the Milligan Sisters agree (a) any recovery shall be limited to Claims (including, for the avoidance of doubt, Administrative Claims, if any) against Gulfport Appalachia, LLC, which Claims shall be subject to allowance by the Bankruptcy Court in all respects and (b) the Allowed amount of any prepetition Claims shall be no more than $251,977.00; provided, further, that the Debtors and Reorganized Debtors expressly retain all claims, counterclaims, defenses, and rights with respect to any claims brought forth against Debtor Gulfport Appalachia, LLC in the Milligan Litigation; provided, further, that nothing contained in the Plan, Plan Supplement, or herein shall impair the Milligan Sisters’ ability to pursue any claims, causes of action and relief from other (non-Debtor) parties to the Milligan Litigation.

KK.	Provisions Regarding Broussard Litigation.

73. Nothing in the Plan or this Confirmation Order shall prejudice, release, or enjoin the personal injury claims held by Bradley Broussard (“Broussard”) against Debtor Gulfport Energy Corporation pending in Bradley Broussard v. Gulfport Energy Corporation, No. 2015-2233-K, in the 15th Judicial District Court of Lafayette Parish, Louisiana (the “Broussard Litigation”), solely for purposes of adjudicating Broussard’s claims asserted in the Broussard Litigation (the “Broussard Claims”) to final judgment or settlement outside of the bankruptcy case or the collection of any final judgment or settlement from third-party insurance coverage, if any, available under insurance policies issued to Debtors. Nothing in the Plan or this Confirmation Order shall be construed to limit collection against third parties or available third-party insurance coverage, if any, that provides coverage of Broussard’s claims.  The Plan injunction shall remain in place for all other purposes, including, without limitation, to prevent the enforcement of any final judgment or settlement against Debtor Gulfport Energy Corporation outside the administration of the bankruptcy case (other than from available third-party insurance coverage, if any).  For the avoidance of doubt, any Allowed Claim (which may only be against Debtor Gulfport Energy Corporation) with respect to the Broussard Claims shall be expressly limited to the amount of any final judgment or settlement in the Broussard Litigation, and recovery by Broussard with respect to the Broussard Claims against the Debtors shall be expressly limited to the treatment of such Allowed Claim, if any, in accordance with the Plan.  Further, for the avoidance of doubt, the Debtors expressly retain all claims, counterclaims, defenses, and rights in the Broussard Litigation and with respect to the Broussard Claims.

LL.	Provisions Regarding the TGS Assumed Agreements.

74. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, on the Effective Date, the applicable Debtors will assume the following agreements under section 365 of the Bankruptcy Code: Master License Agreement for Geological Data No. 7145 effective April 1, 2020 (“MLA”); Supplement Number 1 effective April 1, 2020 (“Supplement 1”); and Subscription Addendum 4 dated April 1, 2020 as amended by Amendment 1 (“Subscription Addendum” and, collectively with the MLA and Supplement 1, the “TGS Assumed Agreements”).  The cure amounts, data to continue to be licensed, and “adequate assurance of future performance” to be paid and/or provided by the applicable Reorganized Debtor to A2D Technologies, Inc. d/b/a TGS Geological Products & Services (“TGS”) in conjunction with the assumption of the foregoing executory contracts is embodied in that certain Letter Agreement dated April 3, 2021 between TGS and the Debtors (the “TGS Letter Agreement”). In addition, on the Effective Date, the applicable Reorganized Debtor’s license to that data identified in the TGS Letter Agreement (the “Returned Data”) will be deemed terminated, and the Returned Data returned to TGS or destroyed. The Bankruptcy Court hereby approves the assumption of the Assumed Agreements and termination of the license of the Returned Data pursuant to and in accordance with the terms of the TGS Letter Agreement executed by and between TGS and the Debtors.

MM.	Provisions Regarding Burlington Resources Oil & Gas Company LP.

75. Notwithstanding any other language in the Plan or this Confirmation Order, all agreements and forced pooling orders between the Debtors, on one hand, ConocoPhillips Company (“COPC”) and Burlington Resources Oil & Gas Company LP (“Burlington”) on the other hand (the “COPC and Burlington Contracts”) to the extent they can be considered executory contracts are expressly assumed by the Reorganized Debtors on the Effective Date, unless expressly rejected at or prior to confirmation in accordance with the Plan. Notwithstanding any amounts set forth in or omitted from any Cure Notice and Plan Supplement filed by the Debtors, the Debtors agree to pay any past-due pre-petition and past-due post-petition royalty and working interest revenues within 30 days of the Effective Date and all other royalty and working interest amounts owed in the ordinary course of business.

76. To the extent that the COPC and Burlington Contracts are assumed, such assumption shall result in the release and satisfaction of only those claims that are based on an actual default existing as of the Effective Date with respect to such assumed COPC and Burlington Contracts, subject to the Debtors obligations to pay pre- and post-petition royalty and working interest revenues through the Effective Date, notwithstanding any amounts set forth in or omitted from any Cure Notice and Plan Supplement.  Otherwise, COPC, Burlington, the Debtors, and the Reorganized Debtors expressly retain all of their respective rights under the COPC and Burlington Contracts.  Notwithstanding anything in the Plan, Plan Supplement, Cure Notice, or Confirmation Order to the contrary, the Plan and Confirmation Order shall not alter (a) the character of COPC and Burlington’s mineral interests or proceeds related thereto, if any, under applicable nonbankruptcy law, or (b) any of COPC’s and Burlington’s statutory liens, consensual liens, defenses, or rights of setoff, or recoupment to the extent such rights exist under the COPC and Burlington Contracts, executory contracts rejected pursuant to the Plan, or applicable law.

NN.	Provisions Regarding Midship Pipeline Company, LLC.

77. On December 11, 2020, Midship Pipeline Company, LLC (“Midship”) and the Debtors entered into the Settlement Agreement and Release of Claims dated as of December 11, 2020 (the “Settlement Agreement”), which was approved pursuant to the Order (I) Authorizing and Approving the Settlement By and Among The Debtors and Midship Pipeline Company, LLC, and (II) Granting Related Relief entered by this Court on January 8, 2021 [Docket No. 589]. Notwithstanding anything in the Plan (including the Schedule of Rejected Executory Contracts and Unexpired Leases, the Schedule of Retained Causes of Action or any other schedules, exhibits, or supplements thereto) or this Confirmation Order to the contrary: (i) the Settlement Agreement, the New Gulfport TSA (as defined in the Settlement Agreement), and the Subsidiary Guarantee (as defined in the Settlement Agreement) shall be assumed by the Debtors pursuant to section 365 of the Bankruptcy Code on the Effective Date, and (ii) Midship shall be deemed to be a Releasing Party and a Released Party under the Plan. Notwithstanding the foregoing, (i) nothing in the Plan or this Confirmation Order shall operate to waive or release the rights of the Debtors, the Reorganized Debtors, or Midship to enforce the Settlement Agreement, the New Gulfport TSA, the Subsidiary Guarantee, and/or any related agreements or documents entered into between Midship and the Debtors in connection therewith, and (ii) to the extent of any inconsistency between the Plan and the Settlement Agreement (including, without limitation, Section 6 thereof), the Settlement Agreement shall govern.

OO.	Provisions Regarding Stingray Pressure Pumping LLC.

78. Notwithstanding any other provision of this Confirmation Order or any provision of the Plan, neither the Plan nor this Confirmation Order shall release, discharge, enjoin, restrict, limit, or condition in any manner the right of Stingray Pressure Pumping LLC (“Stingray”) or Muskie Proppant LLC (“Muskie”) to exercise and/or effect a state law right of recoupment or setoff relating to any Cause of Action of the Debtors or Reorganized Debtors, specifically including any Retained Cause of Action. For the avoidance of doubt, even to the extent that Stingray and/or Muskie are “Releasing Parties”, any such recoupment and/or setoff rights shall not be released. Further, neither this Confirmation Order nor the Plan shall prevent, limit, or impair the assertion by Stingray or Muskie, and/or the applicability of, any defense in connection with a Retained Cause of Action.

79. Stingray asserted an unsecured Claim in the amount of $81,279,248.13 (the “Asserted Amount”) against each of Gulfport Parent and Gulfport Appalachia, LLC (“Gulfport Appalachia”) [Claim Nos. 1357–58] (the “Stingray Asserted Claim”) based on that certain Amended & Restated Master Services Agreement for Pressure Pumping Services Agreement, made and entered into effective October 1, 2014 [Docket No. 1073, Ex. A], as amended by:  (a) the Amendment to Amended & Restated Master Services Agreement for Pressure Pumping Services Agreement, made and entered into February 18, 2016, but effective as of January 1, 2016 [Id., Ex. B]; (b) Amendment to Master Services Agreement, made July 7, 2016 [Id., Ex. C]; and (c) Amendment No. 2 to Master Services Agreement, entered into effective July 1, 2018 [Id., Ex. D] (the “Stingray Agreements”). On April 22, 2021, the Bankruptcy Court entered an order [Docket No. 1201] finding that Gulfport Appalachia is not liable to Stingray, except with respect to services provided to Gulfport Appalachia from August 31, 2015 to September 30, 2018 under the Stingray Agreements (the “Stingray/Gulfport Appalachia Order”). Stingray has indicated its present intention to appeal the Stingray/Gulfport Appalachia Order.

80. No later than one Business Day following (a) entry of this Confirmation Order and (b) the Debtors’ receipt of Stingray’s wire instructions, the Subscription Agent (as defined in the Rights Offering Procedures) shall return to Stingray any and all amounts received from or on behalf of Stingray pursuant to the Rights Offering Procedures, without interest.

81. On the Effective Date or as soon as reasonably practicable thereafter, the Debtors will establish a reserve (the “Stingray Reserve”) to deposit the consideration (the “Stingray Reserved Consideration”) (including, for the avoidance of doubt, New Common Stock and New Unsecured Notes) to which Stingray would be entitled under the Plan in the event the Stingray Asserted Claim is ultimately Allowed in the full Asserted Amount against Gulfport Appalachia by a Final Order, to be held by the Reorganized Debtors pending entry of a Final Order with respect to the Stingray Asserted Claim against Gulfport Appalachia; provided that, in lieu of any Rights Offering Subscription Rights, the Stingray Reserved Consideration shall include Cash in the amount of $912,121.12 (the “Reserved Cash”), which is equal to the value (calculated as (x) the implied Plan Value of the Rights Offering Stock that a recipient of Rights Offering Subscription Rights would receive if it exercised all such Rights Offering Subscription Rights and immediately converted such Rights Offering Stock into New Common Stock minus (y) $1000 per share of such Rights Offering Stock) of the Rights Offering Subscription Rights to which Stingray would be entitled if the Stingray Asserted Claim were Allowed in the full Asserted Amount against Gulfport Appalachia as of the Effective Date. The Reorganized Debtors will deposit any Cash interest payments on account of New Unsecured Notes included in the Stingray Reserved Consideration into the Stingray Reserve, and such Cash interest payments will be deemed part of the Stingray Reserved Consideration.

82. Following entry of a Final Order with respect to the Stingray Asserted Claim against Gulfport Appalachia, the Reorganized Debtors shall distribute the Stingray Reserved Consideration to Stingray and/or non-Stingray Holders of Allowed Claims in Classes 4B and 5B, as applicable, in accordance with the terms of the Plan.

PP.	Provisions Regarding DEO Agreements.

83. Each and every executory contract between The East Ohio Gas Company d/b/a Dominion Energy Ohio (“DEO”) and any of the Debtors, including, without limitation, (i) that certain Transportation Service Agreement No. 12351, effective as of March 21, 2014; (ii) that certain Transportation Service Agreement No. 12353, effective as of April 7, 2013 (as assigned from Markwest Utica EMG, L.L.C. to Gulfport); (iii) that certain Transportation Service Agreement No. 12425, effective as of January 13, 2015; (iv) that certain Transportation Service Agreement No. 12426, effective as of January 13, 2015 (collectively, the “DEO FT Agreements”), and (v) any and all interruptible service agreements, interconnection agreements, pooling agreements, service agreements, precedent agreements, and other related agreements (collectively with the DEO FT Agreements, as any may be amended, restated, supplemented or otherwise modified from time to time, including, without limitation, by that certain Omnibus Amendment to Transportation Service Agreements dated as of February 16, 2021 (the “DEO FT Amendment”), the “DEO Agreements”), shall be assumed by the Debtors pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code upon the occurrence of the Effective Date. The Debtors’ payment to DEO of $5,076,567.27 under the DEO FT Amendment (the “DEO Payment”) was authorized pursuant to the Final Order (I) Authorizing the Payment of (A) Operating Expenses, (B) Marketing Expenses, (C) Shipping and Warehousing Claims, (D) 503(B)(9) Claims, and (E) Outstanding Orders and (II) Granting Related Relief [Docket No. 386] (the “Operating Expenses Order”), and such transfer shall not be subject to avoidance, clawback, or challenge under the Operating Expenses Order, section 549 of the Bankruptcy Code, or otherwise. All of the Debtors’ obligations to DEO, including contingent and/or unliquidated obligations under the DEO Agreements, shall remain fully enforceable against the Debtors after the Effective Date, and such obligations shall not be deemed waived, released, or discharged (or otherwise subject to any injunction) by the Plan, the Confirmation Order, or otherwise, regardless of whether any such obligation arose in (or otherwise related to) the period prior to the Petition Date and/or prior to the Effective Date; provided, however, that DEO acknowledges and agrees that, as of the date of the DEO FT Amendment, subject to the timely, indefeasible receipt of the DEO Payment, no issued and outstanding DEO invoices to the Debtors were past due such that the Debtors’ failure to pay such invoices as of the date of the DEO FT Amendment constituted a default under any DEO FT Agreement.

QQ.	Provisions Regarding EGTS Agreements.

84. Each and every executory contract between and Eastern Gas Transmission & Storage, Inc., f/k/a Dominion Transmission, Inc. (“EGTS”), and any of the Debtors, including, without limitation, (i) that certain Transportation Service Agreement No. 200632, effective as of February 9, 2016, and (ii) that certain Transportation Service Agreement No. 200648, effective as of July 12, 2016 (collectively, as such agreements may be amended, restated, supplemented or otherwise modified from time to time, the “EGTS Agreements”), shall be assumed by the Debtors pursuant to sections 365(a) and 1123(b) of the Bankruptcy Code upon the occurrence of the Effective Date. All of the Debtors’ obligations to EGTS, including contingent and/or unliquidated obligations under the EGTS Agreements, shall remain fully enforceable against the Debtors after the Effective Date, and such obligations shall not be deemed waived, released, or discharged (or otherwise subject to any injunction) by the Plan, the Confirmation Order, or otherwise, regardless of whether any such obligation arose in (or otherwise related to) the period prior to the Petition Date and/or prior to the Effective Date; provided, however, that EGTS acknowledges and agrees that, subject to and upon receipt of payment on the Effective Date of the cure amount of $1,640,508 as set forth in the Plan Supplement, no further issued and outstanding EGTS invoices to the Debtors were past due as of March 31, 2021, such that the Debtors’ failure to pay such invoices as of such date constituted a default under any EGTS Agreement.

RR.	Provisions Regarding EQT Production Company/Rice Drilling D LLC.

85. Notwithstanding anything to the contrary in the Plan, Plan Supplement, any schedule of Assumed Executory Contracts and Unexpired Leases, or this Confirmation Order, the assumption by the Debtors of any joint operating agreements (including agreements related or ancillary thereto, the “JOAs”) with Rice Drilling D LLC (“Rice Drilling”) and/or EQT Production Company (“EQT”) pursuant to the Plan shall be subject to the obligation of the Debtors to pay a cure amount equal to $15,157.92 to EQT Production Company in April 2021, as set forth in the Order Sustaining Debtors’ Fourth Omnibus Objection to Certain Proofs of Claim (Exact Duplicate Claim, Incorrect Debtor Claims, Amended Claim, and Satisfied Claims [Docket No. 1112].  The Debtors, EQT, and Rice Drilling further agree that, notwithstanding anything to the contrary in the Plan, Plan Supplement, this Confirmation Order, or on any schedule of Assumed Executory Contracts and Unexpired Leases, all active agreements between the Debtors, EQT, and/or Rice Drilling shall be assumed by the Debtors in connection with the Plan, including but not limited to the JOAs, any development agreements (including but not limited to that First Amended and Restated Development Agreement between Gulfport Energy Corporation and Rice Drilling dated April 1, 2016), any area of mutual interest agreements, and that certain Produced Water Sharing and Cooperation Agreement between EQT and Gulfport Energy Corporation dated June 21, 2018 (collectively, and together with any amendments, attachments and/or supplements thereto, and as may be further amended from time to time, the “EQT/Rice Agreements”).  Likewise, as a further condition to assumption of the EQT/Rice Agreements, the Debtors agree and acknowledge that certain volumes of natural gas are owed to EQT and/or Rice Drilling on account of an existing volumetric gas imbalance (the “Gas Imbalance”), and that assumption of any of the EQT/Rice Agreements shall be subject to the Debtors’ obligation to cure the Gas Imbalance following the Effective Date.  The parties agree that nothing in the Plan, Plan Supplement, any schedule of Assumed Executory Contracts and Unexpired Leases, or this Confirmation Order shall release, satisfy, discharge, or otherwise impact the claims, rights, or remedies of EQT and/or Rice Drilling against any party in respect of the Gas Imbalance, and that the obligations of the Debtors in respect of the Gas Imbalance are to be addressed in the ordinary course of business following the Effective Date of the Plan pursuant to the terms and conditions of the JOAs or pursuant to any other mutually acceptable agreement that may be reached by the parties and not to be impacted by the Debtors’ bankruptcy proceedings in any respect.  The Debtors, EQT, and Rice Drilling agree to endeavor in good faith to reach an agreement to resolve the Gas Imbalance within ninety (90) days of the Effective Date, but agree that regardless of whether a resolution can be reached within that time, any and all claims, rights and remedies of the parties with respect to the Gas Imbalance shall be expressly preserved.

SS.	Provisions Regarding GRUS, LLC.

86. Notwithstanding any provision of the Plan or of this Confirmation Order, the agreements between Gulfport Energy Corporation and GRUS, LLC (“GRUS”), consisting of the Clean Water Services Agreement, the Produced Water Gathering and Disposal Agreement, the Assignment of Royalty Interests, and Letter Agreement for Certain Well Connection Payments (the “GRUS Contracts”) shall be Assumed Executory Contracts with a cure amount of $371,137.37 plus any outstanding amounts accrued, due or incurred through the Effective Date of the Plan. Nothing herein shall constitute an admission that the GRUS Contracts are executory and shall not prejudice (a) GRUS’s right to assert that the GRUS Contracts are not executory or (b) the Debtors’ or Reorganized Debtors’ right to dispute any such assertion. Notwithstanding any provisions of the Plan, the Exit Facility Documentation, or this Confirmation Order, GRUS shall continue to have all real property interests, claims, encumbrances, liens and contract rights provided under the GRUS Contracts and applicable law (the “Property Interests”), and nothing in the Plan or this Confirmation Order shall operate to release, impair or diminish such Property Interests.

TT.	Provisions Regarding the Silverthorne Agreements.

87. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, on the Effective Date, the applicable Debtors will assume the following agreements under section 365 of the Bankruptcy Code: Master Geophysical Data-Use License effective February 8, 2017 (“Silverthorne MLA”); Supplement Agreement Number 1 effective February 17, 2017 (“Silverthorne Supplement 1”); and Supplement Agreement Number 3 effective May 6, 2019 (“Silverthorne Supplement 2”). The cure amounts, data to continue to be licensed, and “adequate assurance of future performance” to be provided by the applicable Reorganized Debtor to Silverthorne Seismic II, LLC (“Silverthorne”), in conjunction with the assumption of the foregoing executory contracts are embodied in that certain Letter Agreement dated April 22, 2021 between Silverthorne and the Debtors (the “Silverthorne Letter Agreement”). The Court hereby approves the assumption of the Assumed Agreements pursuant to and in accordance with the terms of the Silverthorne Letter Agreement executed by and between Silverthorne and the Debtors.

UU.	Provisions Regarding Automotive Rentals, Inc. and ARI Fleet LT.

88. That certain Lease and Fleet Management Services Agreement entered into by and between Automotive Rentals, Inc. and ARI Fleet LT (together, “ARI”) and Debtor Gulfport Energy Corporation, dated October 15, 2014, as amended from time to time (including, without limitation, by the First through Sixth Amendments to Lease and Fleet Management Services Agreement) (the “ARI Lease Agreement”), and ancillary agreements related thereto between the Debtors and ARI, including, without limitation, each MVLA (as defined in the ARI Lease Agreement) (collectively, with the ARI Lease Agreement, the “ARI Agreements”) shall be assumed on the Effective Date pursuant to this Confirmation Order and the Plan. The cure amount required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code with respect to the ARI Agreements shall be $87,698 (the “ARI Cure Amount”), which shall be paid pursuant to Article V.C of the Plan. Nothing in the Plan, the Plan Supplement, or this Confirmation Order shall affect any obligation (whether arising pre-petition or post-petition) of the Debtors under the ARI Agreements, including, without limitation, any obligation of the Debtors to pay any amounts owed to ARI (whether arising pre-petition or postpetition) in the ordinary course of business under the ARI Agreements or in accordance with the terms thereof. Moreover, on the Effective Date, the Debtors, on behalf of themselves and their Estates, hereby release any and all Avoidance Actions against ARI.

VV.	Provisions Regarding Armada Agreements.

89. That certain Master Service Agreement and agreements thereunder, if any (collectively, the “Armada Agreements”), between Gulfport Parent and/or Gulfport Appalachia, LLC and Armada E&P OH, LLC (dba Mud Masters and Buckeye Water Services) and any of its predecessors (“Armada”) shall be assumed on the Effective Date pursuant to this Confirmation Order and the Plan.  The cure amount required to satisfy the provisions of sections 365(b)(1)(A) and 365(b)(1)(B) of the Bankruptcy Code relating to pre-petition amounts owed with respect to the Armada Agreements is $0 as set forth in the Plan Supplement.  Nothing in the Plan, the Plan Supplement, or this Confirmation Order shall affect any obligation of the Reorganized Debtors under the Armada Agreements arising postpetition, including, without limitation, any obligation of the Reorganized Debtors to pay in full any amounts owed to Armada arising postpetition in the ordinary course of business under the Armada Agreements or in accordance with the terms thereof.

WW.	Provisions Regarding WesternGeco Agreements.

90. Notwithstanding anything to the contrary in the Plan, the Plan Supplement, or this Confirmation Order, on the Effective Date, the applicable Debtors will assume the following agreements under section 365 of the Bankruptcy Code:  (i) that Master License Agreement for Multiclient Seismic Data, dated November 13, 2007, between WesternGeco LLC (“WesternGeco”) and Gulfport Parent (“WesternGeco MLA”); (ii) Supplemental Agreement for Multiclient Seismic Data, dated January 6, 2017 (“WesternGeco Supplement 1”); (iii) Supplemental Agreement for Multiclient Seismic Data, Dated April 3, 2017 (“WesternGeco Supplement 2”); and (iv) that certain Global Settlement Agreement dated April 23, 2021 between WesternGeco and Gulfport Parent (the “WesternGeco Letter Agreement,” and, collectively with the WesternGeco MLA, WesternGeco Supplement 1, and WesternGeco Supplement 2, the “WesternGeco Assumed Agreements”). The cure amounts, data to continue to be licensed, and “adequate assurance of future performance” to be paid and/or provided by the applicable Reorganized Debtor to WesternGeco in conjunction with the assumption of the foregoing executory contracts is embodied in the WesternGeco Letter Agreement.  The Court hereby approves the assumption of the WesternGeco Assumed Agreements pursuant to and in accordance with the terms of the WesternGeco Letter Agreement executed by and between WesternGeco and Gulfport Parent.

XX.	Provisions Regarding Ohio Valley.

91. Notwithstanding anything in the Plan, the Plan Supplement, or the Confirmation Order to the contrary:

a.	(i) that certain Non-Surface Use Oil and Gas Lease entered into by and between Ohio Valley Mall Company (“OVMC”) and Gulfport Energy Corporation, dated March 17, 2014, and (ii) that certain Non-Surface Use Oil and Gas Lease entered into by and between Ohio Valley Place, LLC (“OVPL,” and together with OVMC, “Ohio Valley”) and Gulfport Energy Corporation, dated March 17, 2014 ((i) and (ii), collectively, the “Ohio Valley Leases”) shall remain in full force and effect following entry of the Confirmation Order and the Effective Date of the Plan, in accordance with the provisions of the Ohio Valley Leases and nothing in the Plan, the Plan Supplement, or the Confirmation Order shall be construed as a determination that the Ohio Valley Leases are Executory Contracts and Unexpired Leases (all the same as if these Chapter 11 Cases had never been commenced);

b.	nothing in the Plan, the Plan Supplement, or the Confirmation Order shall discharge, modify, impair, or otherwise affect the Claims, counterclaims, defenses, interests, rights, and remedies of Ohio Valley under the Ohio Valley Leases;

c.	without limiting the generality of the foregoing, Ohio Valley hereby preserves all rights to seek recovery from the applicable Debtors, the applicable Reorganized Debtors, and any other obligor(s) with respect to the Ohio Valley Leases of any and all amounts of whatever kind or description now or hereafter owing, if any, to Ohio Valley under the Ohio Valley Leases, whether such amounts arise, accrue, arose, or accrued pre-petition or post-petition (collectively, such amounts are the “Arrearages”). For the avoidance of doubt, the discharge, exculpation, and release provisions of Article VIII of the Plan shall not discharge, modify, impair, or otherwise affect the Ohio Valley Leases or any Claims, counterclaims, defenses, interests, rights, and remedies of Ohio Valley now existing or hereafter arising thereunder (including, but not limited to, the Arrearages). Ohio Valley, the Debtors, and the Reorganized Debtors reserve all of their respective rights, interests, defenses, counterclaims, and the like with respect to the Ohio Valley Leases and any Claims, obligations, defenses, interests, rights, and remedies now existing or hereafter arising thereunder, and nothing herein shall be interpreted as an admission as to the validity or amount of any such Claims, obligations, defenses, interests, rights, and remedies;

d.	Ohio Valley, the Debtors, and the Reorganized Debtors shall have sixty (60) calendar days following the Effective Date within which to reach final and complete agreement on the amounts of the Arrearages (if any). If they are unable to reach agreement within that period, then any of Ohio Valley, the Debtors, or the Reorganized Debtors may request an evidentiary hearing before the Bankruptcy Court to determine the amounts of the Arrearages, which hearing shall be convened as expeditiously as the Bankruptcy Court’s schedule permits. The applicable Debtors or the applicable Reorganized Debtors shall pay the Arrearages (if any) to Ohio Valley, in full and in immediately available funds, not later than sixty (60) calendar days after the earlier of (i) the date upon which Ohio Valley and the Debtors and/or the Reorganized Debtors reach agreement on the amounts of the Arrearages (if any) or (ii) the date upon which the Bankruptcy Court enters an order determining the amounts of the Arrearages (if any) (the “Due Date”). If for any reason the Debtors or the Reorganized Debtors do not pay the Arrearages in full to Ohio Valley by the Due Date (to the extent any such Arrearages are owed), then Ohio Valley may exercise any rights and remedies provided or permitted under the Ohio Valley Leases or applicable non-bankruptcy law;

e.	if the payment of Arrearages (if any) pursuant to sub-paragraph (d) above does not occur by the Due Date, the automatic stay of 11 U.S.C. § 362(a) (if it remains applicable) shall be lifted to the extent necessary to permit Ohio Valley to fully exercise its rights and remedies (if any), all without any further motion, notice, hearing, or order of the Bankruptcy Court; and

f.	in the event of any inconsistency between this paragraph 91 of the Confirmation Order and any other provision of the Confirmation Order, the Plan, or the Plan Supplement, this paragraph 91 of the Confirmation Order shall control. Nothing in the Plan, the Plan Supplement, or the Confirmation Order shall be deemed, construed, or interpreted to modify, alter, or otherwise affect this paragraph 91 in any respect or to any degree.

YY.	Provisions Regarding Potts Parties.

92. For the avoidance of doubt, nothing in the Plan or this Confirmation Order shall alter, affect, modify, impair, or discharge any of the rights, interests, defenses, and obligations of the Debtors, Reorganized Debtors, or, to the extent they are Holders of Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest), Ray H. Potts, individually, and/or as Trustee of the Ray H. Potts Living Trust and Patricia J. Potts, individually, and/or as Trustee of the Patricia J. Potts Living Trust (collectively, “Potts”) with respect to (i) the rights, interests, claims or defenses in the (a) Stephenson Litigation should Potts intervene in the Stephenson Litigation or (b) separate litigation filed by Potts related to Claims or obligations on account of Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest), and any agreements, documents, or instruments relating thereto (any such litigation, “Potts Litigation”), (ii) the appeal of Ray H. Potts, Individually and as Trustee of the Ray H. Potts Living Trust and Patricia J. Potts, Individually and as Trustee of the Patricia J. Potts Living Trust v. Continental Resources, Inc., case no. CV-2019-151, in the District Court of Grady County, Oklahoma, or (iii) any Claims or obligations on account of Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest), and any agreements, documents, or instruments relating thereto, assumed pursuant to Article V of the Plan (collectively, the “Potts Cure Claims”). Pursuant to Article V.J of the Plan, the Debtors hereby assume any Potts’ Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest) and any agreements, documents, or instruments relating thereto. Nothing in the Plan, this Confirmation Order, or any document implementing the Plan shall be construed as a determination (i) that the interests and monies at issue in the Stephenson Litigation or any Potts Litigation, and any agreements, documents, or instruments relating thereto, are or are not property of the Debtors’ Estates or (ii) of the amount or nature of any Potts Cure Claim associated with the assumption of any executory contract at issue in the Stephenson Litigation. For the avoidance of doubt, the exculpation and release provisions of Article VIII of the Plan shall not discharge, modify, affect, or impair the Stephenson Litigation, any Potts Litigation, Potts Cure Claims, or any Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest) and any agreements, documents, or instruments relating thereto assumed pursuant to Article V.J of the Plan. Potts’ right to seek recovery against the Reorganized Debtors of amounts owed on account of Potts’ Royalty and Working Interests (including without limitation carried working interest and overriding royalty interest) and any Potts Cure Claims are fully reserved and shall survive the Effective Date. The Debtors and the Reorganized Debtors reserve all rights, interests, defenses, counterclaims, and the like with respect to the Potts Cure Claims, and nothing herein shall be interpreted as an admission as to the validity or amount of any such Claim.

ZZ.	Provisions Regarding Certain Executory Contracts and Unexpired Leases.

93. Notwithstanding anything to the contrary, each Executory Contract or Unexpired Lease listed on the Schedule of Rejected Executory Contracts and Unexpired Leases attached to the Plan Supplement as Exhibit C(i) is only deemed rejected to the extent one or more Debtor entities is party to such Executory Contract or Unexpired Lease.

94. All Compensation and Benefits Programs shall be assumed by the Reorganized Debtors without modification and shall remain in place as of the Effective Date, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. For the avoidance of doubt, the only employment agreements with severance obligations that will be assumed are the MIP Employment Agreements.

AAA.	Provision Regarding the Distribution Record Date.

95. Notwithstanding anything to the contrary in the Plan or this Confirmation Order, the Distribution Record Date as set forth in Article I.A.69 of the Plan shall not apply to any public Securities (including Notes deposited with DTC and Existing Common Stock), the Holders of which shall receive a distribution in accordance with Article VI.D.5 of the Plan and the customary procedures of DTC.

BBB.	Provision Against Discriminatory Treatment.

96. Notwithstanding section VIII.H of the Plan, nothing in the Plan or this Confirmation Order shall expand the scope or applicability of section 525(a) of the Bankruptcy Code to Persons that are not Governmental Units.

CCC.	Provisions Regarding FERC.

97. Notwithstanding anything to the contrary in the Plan, this Confirmation Order, or any implementing document:

a.	Neither the Plan, this Confirmation Order, nor any implementing document change any rate subject to the jurisdiction of FERC;

b.	Neither the Plan, Confirmation Order, nor any implementing document divests FERC of any jurisdiction it holds under applicable non-bankruptcy law; and

c.	Neither the Plan, Confirmation Order, nor any implementing document enjoins or otherwise precludes FERC from hearing and deciding a matter within its jurisdiction under applicable non-bankruptcy law. However, the foregoing sentence does not reduce the scope of the discharge granted to the Debtors under 11 U.S.C. § 1141;

provided that the foregoing shall not divest the Bankruptcy Court of its jurisdiction, including to interpret and enforce its own orders.

DDD.	Provisions Regarding Passmore and TERA.

98. Notwithstanding anything in the Plan, the Plan Supplement, or this Confirmation Order to the contrary, the parties in any settlements of claims related to the following litigation shall be deemed to opt-out of the Third-Party Releases in the Plan: (i) J&R Passmore, LLC, et al., v. Rice Drilling D LLC, et al., Case No. 2:18-cv-1587 (United States District Court, Southern District of Ohio, Eastern Division); (ii) TERA, LLC, v. Rice Drilling D, LLC, et al., Case No. 17-cv-344 (Court of Common Pleas, Belmont County, Ohio); and (iii) TERA II, LLC, et al., v. Rice Drilling D, LLC, et al., Case No. 2:19-cv-2221 (United States District Court, Southern District of Ohio, Eastern Division).

EEE.	Indenture Trustee.

99. The Notes Trustee diligently and in good faith discharged its duties and obligations pursuant to the Notes Indentures, and otherwise conducted itself with respect to all matters in any way related to the Notes Claims, with the same degree of care and skill that a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Holders of Notes Claims in Classes 5A and 5B have not received disparate treatment under the Plan and their treatment is consistent with the terms and conditions under the applicable Notes Indentures. Accordingly, the Notes Trustee has discharged its duties fully in accordance with the applicable Notes Indentures.

FFF.	Additional Condition Precedent to the Effective Date.

100. The Debtors must File the identities and affiliations of the members of the New Board as an additional condition precedent to the occurrence of the Effective Date.

GGG.	Miscellaneous.

101. After the Effective Date, the Debtors or Reorganized Debtors, as applicable, shall have no obligation to file with the Bankruptcy Court or serve on any parties reports that the Debtors or Reorganized Debtors, as applicable, were obligated to file under the Bankruptcy Code or a Bankruptcy Court order, including monthly operating reports (even for those periods for which a monthly operating report was not filed before the Effective Date), ordinary course professional reports, reports to any parties otherwise required under the “first” and “second” day orders entered in these Chapter 11 Case, including the Final Cash Collateral Order, and monthly or quarterly reports for Professionals; provided, however, that the Debtors or Reorganized Debtors, as applicable, will comply with the U.S. Trustee’s quarterly reporting requirements; provided, further, however, notwithstanding anything contained herein, the Debtors will provide to the Unsecured Claims Distribution Trustee weekly reporting updates with respect to the claims register.

102. The Transaction Expenses incurred, or estimated to be incurred, up to and including the Effective Date shall be paid in full in Cash on the Effective Date (to the extent not previously paid prior to or during the course of the Chapter 11 Cases in accordance with the terms of the Restructuring Support Agreement or any Final Order of the Bankruptcy Court) and in accordance with the Article II.F of the Plan.

103. Except as otherwise set forth herein, this Bankruptcy Court retains jurisdiction over all matters arising out of or related to these Chapter 11 Cases and the Plan, including the matters set forth in Article XI of the Plan.

104. Except as otherwise provided herein, this Confirmation Order supersedes any Bankruptcy Court order issued prior to the Confirmation Date that may be inconsistent with this Confirmation Order.  In the event of any inconsistency between the Plan (including the Plan Supplement) and this Confirmation Order, this Confirmation Order shall control.

105. On the Effective Date, the Plan shall be deemed to be substantially consummated under sections 1101 and 1127(b) of the Bankruptcy Code.

106. Notwithstanding the possible applicability of Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, the terms and conditions of this Confirmation Order shall be effective and enforceable immediately upon its entry. Each term and provision of the Plan, and the transactions related thereto as it heretofore may have been altered or interpreted by the Bankruptcy Court is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified except as provided by the Plan or this Confirmation Order; and (c) nonseverable and mutually dependent.

107. Subject to the terms of the Plan and the Restructuring Support Agreement, respectively, the Debtors are hereby authorized to amend or modify the Plan at any time prior to the substantial consummation of the Plan, but only in accordance with section 1127 of the Bankruptcy Code and Article XI.A of the Plan, without further order of this Bankruptcy Court; provided, however, the Debtors must also seek written consent from the Committee for any material modifications to the Plan prior to the Effective Date, which consent will not be unreasonably withheld.

108. This Confirmation Order is a final order, and the period in which an appeal must be filed shall commence upon the entry hereof.

109. Notwithstanding Bankruptcy Rule 3020(e), the terms and conditions of this Confirmation Order will be effective and enforceable immediately upon its entry.

Houston, Texas
Dated: ___________, 2021

DAVID R. JONES UNITED STATES BANKRUPTCY JUDGE

Exhibit A

Plan

[Filed at Docket No. 1171]

Exhibit B

Confirmation Notice

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

)
In re:	)	Chapter 11
)
GULFPORT ENERGY CORPORATION, et al.,[1]	)	Case No. 20-35562 (DRJ)
)
Debtors.	)	(Jointly Administered)
)
)

Notice OF (A) ENTRY OF order (I) CONFIRMING
the joint Chapter 11 Plan of Reorganization of
Gulfport Energy Corporation and its Debtor subsidiaries and
(Ii) Granting Related Relief, and (B) OCCURRENCE OF EFFECTIVE DATE

TO ALL CREDITORS, INTEREST HOLDERS, AND OTHER PARTIES IN INTEREST:

PLEASE TAKE NOTICE that on April [●], 2021, the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), entered an order [Docket No. [●]] (the “Confirmation Order”) confirming the Joint Chapter 11 Plan of Reorganization of Gulfport Energy Corporation and Its Debtor Subsidiaries [Docket No. 1171] (with all supplements and exhibits thereto, the “Plan”),2 attached as Exhibit A to the Confirmation Order.

PLEASE TAKE FURTHER NOTICE that the Effective Date of the Plan occurred on [●], 2021.

PLEASE TAKE FURTHER NOTICE that pursuant to Article V.B of the Plan, Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, if any, must be Filed with the Bankruptcy Court within 30 days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection. Any Claims arising from the rejection of an Executory Contract or Unexpired Lease that are not Filed within such time will be automatically disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary.

[1]	Capitalized terms not otherwise defined herein have the meanings ascribed to them in the Plan or the Confirmation Order, as applicable.

[2]	The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, are: Gulfport Energy Corporation (1290); Gator Marine, Inc. (1710); Gator Marine Ivanhoe, Inc. (4897); Grizzly Holdings, Inc. (9108); Gulfport Appalachia, LLC (N/A); Gulfport MidCon, LLC (N/A); Gulfport Midstream Holdings, LLC (N/A); Jaguar Resources LLC (N/A); Mule Sky LLC (6808); Puma Resources, Inc. (6507); and Westhawk Minerals LLC (N/A). The location of the Debtors’ service address is: 3001 Quail Springs Parkway, Oklahoma City, Oklahoma 73134.

PLEASE TAKE FURTHER NOTICE that, except with respect to Administrative Claims that are Professional Fee Claims or as otherwise set forth in the Plan, requests for payment of an Allowed Administrative Claim other than requests for payment of Administrative Claims arising in the ordinary course of business must be Filed with the Bankruptcy Court no later than 30 days after the Effective Date (the “Administrative Claims Bar Date”). HOLDERS OF ADMINISTRATIVE CLAIMS THAT ARE REQUIRED TO FILE AND SERVE A REQUEST FOR PAYMENT OF SUCH ADMINISTRATIVE CLAIMS BY THE ADMINISTRATIVE CLAIMS BAR DATE THAT DO NOT FILE AND SERVE SUCH A REQUEST BY THE ADMINISTRATIVE CLAIMS BAR DATE SHALL BE FOREVER BARRED, ESTOPPED, AND ENJOINED FROM ASSERTING SUCH ADMINISTRATIVE CLAIMS AGAINST THE DEBTORS OR THE REORGANIZED DEBTORS, AND SUCH ADMINISTRATIVE CLAIMS SHALL BE DEEMED COMPROMISED, SETTLED, AND RELEASED AS OF THE EFFECTIVE DATE. FOR THE AVOIDANCE OF DOUBT, HOLDERS OF DIP FACILITY CLAIMS SHALL NOT BE REQUIRED TO FILE OR SERVE ANY REQUEST FOR PAYMENT OF SUCH DIP FACILITY CLAIMS.

PLEASE TAKE FURTHER NOTICE that, unless otherwise ordered by the Bankruptcy Court, all final requests for payment of Professional Fee Claims must be Filed with the Bankruptcy Court no later than 45 days after the Effective Date.

PLEASE TAKE FURTHER NOTICE that the terms of the Plan, the Plan Supplement, and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors or the Reorganized Debtors, as applicable, and any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan, each Entity acquiring property under the Plan, the Confirmation Order and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

PLEASE TAKE FURTHER NOTICE that the Plan, the Plan Supplement, the Confirmation Order, and copies of all documents Filed in these Chapter 11 Cases are available free of charge by visiting https://dm.epiq11.com/case/gulfport/ or by calling the Debtors’ restructuring hotline at (888) 905-0409. You may also obtain copies of any pleadings filed in these Chapter 11 Cases for a fee via PACER at: https://ecf.txsb.uscourts.gov.

2

Houston, Texas
[●], 2021

Respectfully Submitted,

/s/ DRAFT
JACKSON WALKER L.L.P.	KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)	KIRKLAND & ELLIS INTERNATIONAL LLP
Veronica A. Polnick (TX Bar No. 24079148)	Edward O. Sassower, P.C.
Cameron A. Secord (TX Bar No. 24093659)	Steven N. Serajeddini, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900	601 Lexington Avenue
Houston, Texas 77010	New York, New York 10022
Telephone: (713) 752-4200	Telephone: (212) 446-4600
Facsimile: (713) 752-4221	Facsimile: (212) 446-4800
Email: mcavenaugh@jw.com	Email: edward.sassower@kirkland.com
vpolnick@jw.com	steven.serajeddini@kirkland.com
csecord@jw.com
-and-
Co-Counsel for the Debtors and
Debtors in Possession	Christopher S. Koenig (admitted pro hac vice)
300 North LaSalle Street
Chicago, Illinois 60654
Telephone: (312) 862-2000
Facsimile: (312) 862-2200
Email: chris.koenig@kirkland.com

Co-Counsel for the Debtors and Debtors in Possession

IF YOU HAVE ANY QUESTIONS ABOUT THIS NOTICE, PLEASE CONTACT EPIQ BY CALLING (888) 905-0409

3

Exhibit C-1

Class 4A Convenience Claim Opt-In Form

Exhibit C-2

Class 4B Convenience Claim Opt-In Form

Exhibit D

Assumed Surety Bonds